Exhibit 10.97

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of November __, 2017, by and among Motif, Inc., a California corporation (“Company”), the shareholders of Company listed on Exhibit A and the signature pages hereto (each, a “Seller” and collectively, the “Sellers”), Kaushal Mehta, an individual, Parul Mehta, an individual, The Ishan Mehta Irrevocable Trust, The Anishi Mehta Irrevocable Trust (Kaushal Mehta, Parul Mehta, The Ishan Mehta Irrevocable Trust and The Anishi Mehta Irrevocable Trust collectively, “Founders” and individually each a “Founder”), Outforce LLC (to initially serve as the “Sellers’ Agent”), and TeleTech Services Corporation, a Colorado corporation (“Buyer”).

Recitals

WHEREAS, Buyer desires to purchase seventy percent (70%) of Company’s issued and outstanding capital stock (the “Company Shares”) from the Sellers, consisting of all of the shares of Company Series A Preferred Stock from the Series A Preferred Stock Investors and shares of Company Common Stock from the Former Employees, and Sellers desire to sell the Company Shares to Buyer in accordance with the terms of this Agreement.

WHEREAS, Founders have agreed to sell their shares in Company’s capital stock (the “Founder Shares”) to the Buyer at a later date, pursuant to the terms of a Shareholders Agreement (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS AND INTERPRETATION.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.1       “2012 Stock Plan” means the Motif 2012 Stock Plan, as amended.

1.2       “Adjustment Amount” means the amount (which may be a positive or negative number) equal to the (x) the Purchase Price, as finally determined pursuant to Section 2.4, minus (y) the Estimated Purchase Price, if any.

1.3       “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

1.4       “Ancillary Agreements” means the Founder Employment Agreements and the Shareholders Agreement.

1.5       “Base Purchase Price” means $46,900,000.

1.6       “Business” means business process outsourcing operations (customer contact center).

1.7       “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the state of California.

1.8       “Capitalized Leases” means any Liabilities under leases that would be considered capitalized leases under IFRS.

1.9       Closing Cash” means the total amount of cash in the Company’s bank account(s) as of the end of business on the Closing Date.

1.10     “Closing Date Indebtedness” means the Indebtedness as of the end of business on the Closing Date.

1.11     “Closing Working Capital” means, with respect to Company, the working capital of the Company on the Closing Date immediately after Closing has occurred, as calculated and determined as set forth on Exhibit B attached hereto.

1.12     “Closing Working Capital Adjustment Amount” means (i) the amount by which final Closing Working Capital exceeds the Target Closing Working Capital or (ii) the amount by which final Closing Working Capital is less than the Target Closing Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be expressed as a negative number.

1.13     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.

1.14     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.15     “Company Employee Plan” means (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, regardless of whether subject to ERISA) and each compensation, deferred compensation, cash incentive, equity or equity-based incentive, stock purchase, pension, retirement, supplemental retirement, severance, supplemental unemployment, change of control or other transaction-based incentive, retention incentive, golden parachute, health and welfare, vacation, sick pay, cafeteria, retiree, reimbursement, fringe benefit and other employee benefit plan, program, policy, agreement or arrangement (A) maintained, sponsored, contributed to or required to be contributed to by Company or, with respect to current or former employees and their dependents of Company, by Sellers or (B) under which Company has or may have any Liability, in each case other than any statutory plan, program or arrangement that is required to be contributed to by Company under applicable Law and maintained by any Governmental Authority and (ii) each Contract to which Company is a party for the employment or engagement of any individual on a full-time, part-time, consulting or other basis, in each case of (i) and (ii) whether written or unwritten, unfunded or funded, or ongoing or terminated.

1.16     “Company Material Adverse Effect” means any effect, event, fact, development, circumstance, or change that, individually or in the aggregate, has (a) resulted or would reasonably be expected to result in a material delay or impediment to the ability of Sellers or Company to perform their obligations under this Agreement or to consummate the transactions contemplated hereby, or (b) had or would reasonably be expected to have a material adverse effect upon the assets (whether tangible or intangible), Liabilities, business, results of operations or condition (financial or otherwise) of Company, taken as a whole; provided, however, that, in the case of clause (b), none of the following (or the results thereof) shall be taken into account, either alone or in combination in determining whether a Company Material Adverse Effect has occurred: (i) any change in general economic or political conditions or changes affecting the industry generally in which Company operates; (ii) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof; (iii) any adverse change arising from or relating to any actual or proposed change in Laws applicable to Company or in the interpretation thereof; (iv) the announcement of this Agreement or the transactions contemplated by this Agreement or other communication by Buyer of its plans or intentions with respect to Company; or (v) the consummation of the transactions contemplated by this Agreement or any actions by Buyer or Company taken pursuant to this Agreement; provided, however, that with respect to the foregoing clauses (i), (ii), and (iii), any such change, event, circumstance, occurrence or effect shall only be disregarded in determining whether a “Company Material Adverse Effect” has occurred to the extent it does not disproportionately impact Company and their respective businesses in comparison to other participants in the industry in which Company operate.

1.17     “Company Stock Option Plans” means the 2012 Stock Plan, and the Motif, Inc. 2002 Equity Incentive Plan, each as amended to date.

1.18     “Contract” means any contract, agreement, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral).

1.19     “D&O Tail Policy” means a directors’ and officers’ liability and fiduciary liability insurance coverage for all directors, officers and employees of Company that covers on a primary basis acts or omissions occurring on or prior to the Closing (including with respect to acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) with a coverage period of no less than six (6) years and with retention or deductible amounts and coverage limit reasonably acceptable to Buyer.

1.20     “Disclosure Schedule,” “Disclosure Schedules” or “Schedule” means the Disclosure Schedule attached hereto as Exhibit C, dated as of the date hereof, delivered by Company to Buyer in connection with this Agreement.

1.21     “EBITDA” means earnings before interest, taxes, depreciation and amortization. Individual elements and components of the EBITDA calculation will be determined in accordance with the financial statements which shall be based upon IFRS.

1.22     “Environmental Laws” means all applicable Laws and any judicial or administrative interpretation thereof, including all judicial and administrative Orders and determinations, and all contractual obligations, in each case concerning pollution, natural resources or use thereof, regulation or protection of the environment, or exposure to Hazardous

Materials, including all those relating to the generation, handling, transportation, treatment, storage, sale, distribution, labeling, discharge, Release, control, or cleanup of any Hazardous Materials or any other hazardous materials, substances or wastes.

1.23     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.24     “ERISA Affiliate” means any entity that would have ever been considered a single employer with Company under Section 4001(b) of ERISA or part of the same “controlled group” as Company for purposes of Section 302(d)(3) of ERISA.

1.25     “Estimated Closing Working Capital” means the estimate of Closing Working Capital set forth in the final, agreed upon Estimated Closing Statement, which shall be calculated in accordance with Exhibit B attached hereto.

1.26     “Estimated Purchase Price” means $[_____] which is an amount equal to the Parties’ estimate as of the Closing and shall be calculated as follows: (i) the Base Purchase Price, plus (ii) the Estimated Working Capital Adjustment Amount (which may be a positive or negative number), minus (iii) the amount of estimated Closing Date Indebtedness (all as set forth in the final, agreed upon Estimated Closing Statement), plus (iv) the total amount of estimated Closing Cash (which is intended to be equivalent to estimated Closing Date Indebtedness) on the Closing Date, minus (v) $15,000 (estimated to be fifty percent (50%) of the Exchange Agent Fees).

1.27     “Estimated Working Capital Adjustment Amount” means (i) the amount by which Estimated Closing Working Capital exceeds the Target Closing Working Capital or (ii) the amount by which Estimated Closing Working Capital is less than the Target Closing Working Capital, in each case, if applicable; provided that any amount which is calculated pursuant to clause (ii) above shall be expressed as a negative number.

1.28     “Exchange Agent Fees” means the fees and costs charged by HSBC Bank USA, N.A. and its Affiliates (the “Exchange Agent”) to Buyer and its Affiliates in connection with serving as the exchange agent with respect to the transactions under this Agreement.

1.29     “Former Employees” means each of those Sellers indicated as a “Former Employee” on Exhibit A.

1.30     “Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator (which, for purposes of clarity, shall also include all Governmental Authorities of or located in the Philippines and India, including for example, the Reserve Bank of India and the relevant state Registrar of Companies in India).

1.31     “Hazardous Materials” means any material, substance, radiation, or waste listed, defined, regulated, or that forms the basis for Liability under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., or the federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., due to its hazardous, harmful, dangerous or deleterious qualities.

1.32     “IFRS” means the International Financial Reporting Standards developed by the International Accounting Standards Board.

1.33     “Indebtedness” means the sum of (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) Capitalized Leases, (vii) any indebtedness secured by a Lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangement, (ix) any change-of-control, bonus, retention or similar payment or increased cost that is triggered in whole or in part by the transactions contemplated by this Agreement, (x) any Liability of a Person under deferred compensation plans, incentive plans, phantom stock plans, severance or bonus plans, or similar arrangements, (xi) all employer-paid or payable payroll Tax Liabilities associated with the amounts in clauses (viii), (ix) and (x), (xii) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (xiii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the applicable closing date, and (xiv) any Transaction Expenses.

1.34     “Intellectual Property Rights” means: means all intellectual property and proprietary rights, domestic and foreign, including without limitation: (i) patents, (ii) copyrights (including software code and related documentation), (iii) trademarks, service marks, trade names and other sources of origin, and all goodwill associated therewith; (iv) with respect to (i) through (iii), all registrations and applications therefor, (v) Internet domain names registrations, (vi) trade secrets, in each case, to the extent protectable by applicable Law, and (vii) all physical embodiments of, and all intellectual property rights associated with, any of the foregoing.

1.35     “IT Assets” means all computer systems, including software, hardware, firmware, middleware and platforms, interfaces, systems, networks, information technology equipment, websites, network infrastructure, switches, data communications lines and associated documentation used or held for use by or on behalf of Company in connection with the conduct of its businesses.

1.36     “Knowledge,” “to Company’s Knowledge” and words and phrases of similar import mean the actual knowledge of any of the officers or directors of Company, or the knowledge that any of the foregoing Persons would have after reasonable inquiry.

1.37     “Law” means any statute, law, ordinance, regulation, rule, code, Order, requirement or rule of law (including common law), approvals, interpretive guidance or awards of, or issued by, any Governmental Authority.

1.38     “Leased Real Property” means the real property leased, subleased or licensed by Company as tenant, subtenant, licensee or other similar party, together with, to the extent leased, licensed or owned by Company, all buildings and other structures, facilities or leasehold improvements, currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property and other assets of every kind, nature and description of Company located at or attached or appurtenant thereto and all easements, licenses, rights, options, privileges and appurtenances relating to any of the foregoing.

1.39     “Liability”  means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense (including attorneys and other professional’s fees), penalty, award, commitment, duty, and responsibility of any kind or nature whatsoever,  whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, monetary or non-monetary, direct or indirect or otherwise, whether due or to become due, and regardless of when asserted or whether it is accrued or required to be accrued or disclosed pursuant to IFRS.

1.40     “Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, deed restriction, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition, restriction or charge of any kind (including any conditional sale or title retention agreement or lease in the nature thereof) or any agreement to file any of the foregoing, any sale of receivables with recourse against Company or any of its Affiliates, and any filing or agreement to file any financing statement as debtor under the Uniform Commercial Code or any similar statute.

1.41     “Losses” (collectively) or “Loss” (individually) means any loss (including diminution in value), Liability, demand, claim, action, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’, accountants’ and other professionals’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing), but Losses shall exclude any special, punitive, consequential or indirect damages (except in the event of fraud or intentional misconduct, in which cases Losses will include all such proven damages).

1.42     “Old AR”  means the total amount of all Receivables outstanding for more than ninety (90) days as of the Closing Date.

1.43     “Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

1.44     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

1.45     “Parties” (collectively) or “Party” (individually) shall refer to Company, the Sellers, Founders, Sellers’ Agent and/or the Buyer.

1.46     “Person” means any individual, partnership, limited liability company, corporation, cooperative, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Authority, body or entity or any department, agency or political subdivision thereof, or any other type of entity.

1.47     “Pre-Closing Tax Period” means all Tax periods ending on or prior to the Closing Date.

1.48     “Pro Rata Share” means with respect to any Seller, the percentage obtained by dividing (i) the amount of the Purchase Price paid to such Seller under this Agreement, by (ii) the total Purchase Price paid hereunder, as set forth in the percentages on Exhibit A.

1.49     “Property Taxes” means all real property, personal property, sales, use, gross receipts, excise, room, occupancy and similar ad valorem Taxes.

1.50     “Purchase Price” means (i) the Base Purchase Price, plus (ii) the Closing Working Capital Adjustment Amount (which may be a positive or negative number), minus (iii) the amount of Closing Date Indebtedness, plus (iv) the total amount of Closing Cash, minus (v) fifty percent (50%) of the Exchange Agent Fees.

1.51     “Receivables”  means those amounts invoiced by Company and its Subsidiaries that have not been paid.

1.52     “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, release, or threatened release of Hazardous Materials from any source in, into or upon the environment.

1.53     “Series A Preferred Stock Investors” means each of those Sellers indicated as a “Series A Preferred Stock Investor” on Exhibit A.

1.54     “Shareholders Agreement” means the Shareholders’ Agreement between Founders and the Buyer attached hereto as Exhibit E.

1.55     “Source Code” means all source code (including all copies thereof) for source code of all of Company’s products and services and all other customized software used in the Business.

1.56     “Target Closing Working Capital” means $4,000,000.

1.57     “Tax” or “Taxes” means any and all federal, state, local or foreign income, gross receipts, capital gains, franchise, alternative or add-on minimum, estimated, sales, use, goods and services, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, unclaimed property or escheat, windfall profit, environmental, customs, duties, real property, ad valorem, special assessment, personal property, capital stock, social security, unemployment, employment, disability, payroll, license, employee or other withholding, contributions or other tax, of any kind whatsoever, whether disputed or not, imposed by any Governmental Authority, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

1.58     “Tax Returns” means returns, declarations, reports, statements, claims for refund, information returns or other documents (including any amendments, related or supporting schedules, statements or other information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

1.59     “Transaction Expenses” means, without duplication, the aggregate amount due and payable by Company as of the open of business on the Closing Date for (i) all costs and expenses incurred by Company or by or on behalf of Sellers, Sellers’ Agent and Founders (to the extent such amounts are a Liability of Company) of the transactions contemplated by this Agreement, including amounts payable to Silicon Counsel LLP and Edelweiss Financial Services Limited, (ii) any amounts payable to any of the Sellers pursuant to management, general partner or similar fees and (iii) the amount of any unpaid premiums as of the Closing Date for the D&O Tail Policy.

SECTION 2.   SALE AND PURCHASE OF STOCK.

2.1       Sale and Purchase of Stock.  Subject to the terms and conditions of this Agreement, on the Closing, each of the Sellers set forth on Exhibit A agrees to sell, assign, transfer, convey, and deliver to Buyer, and Buyer agrees to purchase from each Seller, the entire right, title, and interest in and to each of the outstanding Company Shares of such Seller as set forth in Exhibit A, free and clear of any Encumbrance.

2.2       Pay-out Activities on Closing.

(a)       No later than five (5) Business Days prior to the anticipated Closing, the Company shall deliver to Buyer the Company’s calculation of the Estimated Purchase Price, with specificity and including supporting detail therefor, and including all relevant wire instructions (the “Estimated Closing Statement”).  Prior to the Closing, the Company and Buyer shall cooperate in good faith to agree upon the calculation of the Estimated Purchase Price and the other items contained in the Estimated Closing Statement, including providing Buyer and its representatives with reasonable access to the Company’s employees, advisors and representatives, and to the Company’s books and records.  If Buyer and the Company are unable to resolve any potential disputes with respect to the Estimated Closing Statement, such dispute shall not delay the Closing, and the amounts payable at the Closing pursuant to this Agreement shall be as set forth in the Estimated Closing Statement (as modified to reflect any revision mutually agreed to by Buyer and Company).  At the Closing, the following shall occur:

(i)         $5,628,000 of cash (such amount, the “Indemnity Holdback Amount”) shall be held back by Buyer as security for Sellers’ obligations pursuant to Section 9;

(ii)        $300,000 of cash (such amount, the “WC Holdback Amount” and collectively with the Indemnity Holdback Amount, the “Holdback

Amount(s)”)) shall be held back by Buyer as security for Sellers’ obligations pursuant to Sections 2.4 and 2.5 regarding Closing Working Capital;

(iii)       Company shall keep an amount of Closing Cash which shall be equivalent to estimated Closing Date Indebtedness included in the Estimated Closing Statement (which amount of Closing Cash and Closing Date Indebtedness shall include at least Indian Rupees 71,588,000 of Closing Cash representing aggregate bonuses payable to the Founders (less Tax withholdings) by the Company’s Indian Subsidiary on or before March 31, 2018 (the “Founders’ Closing Bonus”)).  Each item in estimated Closing Date Indebtedness shall be in accordance with the payoff letters, invoices or other documents evidencing such amounts, which shall be delivered to Buyer at least two (2) Business Days prior to the Closing Date;

(iv)       Buyer shall wire transfer the Reserve Amount ($100,000) to an account designated by the Sellers’ Agent; and

(v)        Buyer shall pay (or shall cause the HSBC Bank USA, N.A. and its Affiliates, as exchange agent to pay) to the Series A Preferred Stock Investors who hold all of Company Series A Preferred Stock such amounts as set forth on Exhibit A, and to the Former Employees such amounts as set forth on Exhibit A, in cash by wire transfer of immediately available funds, an aggregate amount equal to the Estimated Purchase Price, minus the sum of (A) Holdback Amounts, (B) Reserve Amount, and (C) the excess of Closing Date Indebtedness over Closing Cash (if any excess exists).   These amounts are subject to Section 2.6 and the remaining provisions of this Agreement.

(b)       As promptly as practical following the Closing Date, but in no event prior to when such payments may otherwise be due and payable to the recipient thereof, Buyer and Founders shall cause Company to make the payments specified under clause (ii) of the definition of “Transaction Expenses”, in each case in accordance with Company’s payroll standard processes and procedures, and to the extent included in the Estimated Purchase Price.

2.3       Certificates.  If the payment of the consideration payable in respect of the Company Shares in accordance with Section 2.2 is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer, and that the Persons requesting such payment will have paid to the Buyer or any agent designated by it any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of the Buyer that such Tax has been paid or is not applicable.

2.4       Determination of Final Purchase Price.

(a)       As soon as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers’ Agent, Buyer’s good faith (A) proposed calculation of the Closing Working Capital (and the related Closing Working Capital Adjustment Amount, if any), (B) proposed calculation of the amount of Closing Date Indebtedness, (C) Closing Cash and (D) proposed calculation of the Purchase Price, and, in each case, the components thereof and in a manner consistent with the definitions thereof.  The proposed calculations described in the previous sentence shall collectively be referred to herein from time to time as the “Closing Statement”.  Buyer agrees to prepare the Closing Statement in a manner consistent with IFRS.

(b)       Sellers’ Agent shall have thirty (30) days following receipt of the Closing Statement to review such calculations (the “Review Period”).  Sellers’ Agent may, on or prior to the last day of the Review Period, deliver to Buyer written notice of dispute, which sets forth his good faith objections to Buyer’s calculation of the Closing Statement and which sets forth in reasonable detail the basis for such dispute, including Sellers’ Agent’s calculations of the dollar amounts of any items in dispute (a “Closing Statement Dispute Notice”).  Unless Sellers’ Agent delivers a Closing Statement Dispute Notice to Buyer on or before the last day of the Review Period in accordance with the above, the Parties agree that the Closing Statement shall be deemed to set forth the final Closing Working Capital (and the related Closing Working Capital Adjustment Amount, if any), Closing Date Indebtedness, Closing Cash and the Purchase Price, in each case, for all purposes hereunder (including the determination of the Adjustment Amount, if any).  Prior to the end of the Review Period, Sellers’ Agent may accept the Closing Statement by delivering written notice to that effect to Buyer, in which case the Purchase Price and the components thereof will be finally determined (when such notice is given) to be the amounts set forth in the Closing Statement.  If Sellers’ Agent delivers a Closing Statement Dispute Notice to Buyer on or prior to the last day of the Review Period, Buyer and Sellers’ Agent shall use commercially reasonable efforts to resolve any disputes set forth in the Closing Statement Dispute Notice in good faith during the thirty (30)-day period commencing on the date Buyer receives the Closing Statement Dispute Notice from Sellers’ Agent.  The Parties acknowledge and agree that Rule 408 of the Federal Rules of Evidence shall apply to Buyer and Sellers’ Agent and their agents and representatives during such thirty (30)-day period of negotiations and any subsequent dispute arising therefrom.  If Sellers’ Agent and Buyer do not agree upon a final resolution with respect to any disputed items set forth in the Closing Statement Dispute Notice within such thirty (30)-day period, then the remaining items in dispute shall be submitted promptly by Buyer and Sellers’ Agent to an impartial nationally recognized firm of independent certified public accountants other than Company’s, Founders, Sellers’ Agent’s or any Sellers’ accountants or advisors or Buyer’s accountants or advisors (the “Independent Accountants”).  The Independent Accountants shall be requested to render a written determination of the applicable dispute (acting as an expert and not as an arbitrator) within thirty (30) days after referral of the matter to such Independent Accountants, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (x) the definitions and other applicable provisions of this Agreement, (y) a single presentation (which presentations shall be limited to the remaining items in dispute set forth in the Closing Statement and Closing Statement Dispute Notice) submitted by each of Buyer and Sellers’ Agent to the Independent Accountants within fifteen (15) days after the engagement thereof (which the Independent Accountants shall forward to the other Party (Buyer or Sellers’ Agent) upon receipt of both such presentations) and (z) one written response submitted to the Independent Accountants within five (5) Business Days after receipt of each such presentation (which the Independent Accountants shall forward to the other Party upon receipt of both such responses), and not on independent review, which such determination shall be conclusive and binding on the Parties.  The terms of appointment and engagement of the Independent Accountants shall be as reasonably agreed upon between Sellers’ Agent and Buyer.  Sellers shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of disputed amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Sellers’ Agent determination) and the denominator of which is the total amount of disputed amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Sellers’ determination differ from the determination of the Independent Accountants).  Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Sellers are not required to pay hereunder.  The Independent Accountants shall resolve each disputed item by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the Closing Statement or Closing Statement Dispute Notice, as applicable, or if such range is narrower with respect to any disputed item, the presentations (and, if applicable, the responses) delivered to the Independent Accountants pursuant to this Section 2.4(b).  Such determination of the Independent Accountants shall be conclusive and binding upon the Parties absent fraud or manifest error.  The Closing Statement shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.4(b), and, as so revised, such Closing Statement shall be deemed to set forth the final Closing Working Capital, Closing Date Indebtedness, Closing Cash and Purchase Price, in each case, for all purposes hereunder (including the determination of the Adjustment Amount, if any).

(c)       Buyer and Sellers agree that the procedures set forth in this Section 2.4 for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving, and shall be the sole and exclusive remedy with respect to, any such disputes; provided, that this provision shall not prohibit either Party from instituting litigation to enforce any final determination of the Purchase Price by the Independent Accountants pursuant to Section 2.4(b) or to compel any Party to submit any dispute arising in connection with this Section 2.4 to the Independent Accountants pursuant to and in accordance with the terms and conditions set forth in this Section 2.4, in each case, in any court of competent jurisdiction in accordance with Section 10.11.  The substance of the Independent Accountants’ determination shall not be subject to review or appeal, absent a showing of fraud or manifest error.  It is the intent of the Parties to have any final determination of the Purchase Price by the Independent Accountants proceed in an expeditious manner; provided that any deadline or time period contained herein may be extended or modified by the written agreement of the Buyer and Sellers’ Agent and the Parties agree that the failure of the Independent Accountants to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Independent Accountants which otherwise conforms to the terms of this Section 2.4.

2.5       Adjustment to Purchase Price.

(a)       If the Adjustment Amount is equal to zero or a positive amount, then within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4, Buyer shall pay to Sellers (based upon their Pro Rata Share) the Adjustment Amount plus the WC Holdback Amount in cash by wire transfer of immediately available funds.

(b)       If the Adjustment Amount is a negative amount and the absolute value of such Adjustment Amount is less than the WC Holdback Amount, then within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4, Buyer shall pay to Sellers (based upon their Pro Rata Share) the Adjustment Amount (which shall be a negative number) plus the WC Holdback Amount in cash by wire transfer of immediately available funds.

(c)       If the Adjustment Amount is a negative amount and the absolute value of such Adjustment Amount is equal to or higher than the WC Holdback Amount, then within five (5) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 2.4, Buyer shall retain the entire WC Holdback Amount and additional funds (the difference of the absolute value of the Adjustment Amount and WC Holdback Amount) from the Indemnity Holdback Amount. Only after the funds of the Indemnity Holdback Amount are exhausted, then Sellers shall pay such excess amount to Buyer in cash by wire transfer of immediately available funds.

(d)       Any amounts which become payable pursuant to this Section 2.5 will constitute an adjustment to the Purchase Price for all purposes hereunder.

2.6       Right to Withhold.  Buyer and Company (as appropriate) shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to the Sellers such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law (including but not limited to the Indian Income Tax Act, 1961).  In this regard, Buyer shall withhold Taxes for one of the Sellers as described on Exhibit K.  Company shall list on Exhibit K all non-U.S. Persons for whom withholding is required under applicable Laws relating to the transactions under this Agreement.  To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sellers in respect of which such deduction and withholding was made, and (ii) the Buyer or Company, as applicable, shall provide to the Sellers written notice of the amounts so deducted or withheld.

SECTION 3.   CLOSING DELIVERIES.

3.1       Sellers Closing Deliveries.  At the Closing, Company, Founders and Sellers shall deliver or cause to be delivered to Buyer:

(a)        counterparts of this Agreement and each Ancillary Agreement to which Company, any Seller, Sellers’ Agent or any Founder is a party, duly executed by Company, Sellers, Sellers’ Agent and Founders, as applicable;

(b)        each Seller shall surrender stock certificate or stock certificates (“Certificates”) representing the Company Shares owned by such Seller as indicated on Exhibit A, deliver an executed stock power in the form attached hereto as Exhibit F (“Stock Power”), and deliver an executed letter of transmittal in the form attached hereto as Exhibit G (“Letter of Transmittal”);

(c)        copies of the consent or waiver of the counterparty of each of the Company Contracts set forth on Schedule 3.1(c);

(d)        evidence of the termination of each of the Contracts set forth on Schedule 3.1(d);

(e)        evidence of (i) the termination of the Company Stock Option Plans without further Liability to Company and, pursuant to, and in accordance with, the terms of the Company Stock Option Plans, (ii) the termination of all outstanding options, and (iii) the payment, in cash, an amount equal to the Spread, as such term is defined in the 2012 Stock Plan, to each holder of a terminated option, in each case, such that Company shall have no further Liabilities (A) to any of the holders of the outstanding options and in form reasonably acceptable to Buyer or (B) under the Company Stock Option Plans;

(f)        the Shareholders Agreement, duly executed by Company and Founders;

(g)       a copy of the resolutions of Company’s boards of directors and shareholders authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, in each case, certified by a Secretary of Company;

(h)       certificates of the Secretary of State of the jurisdiction in which Company is incorporated or organized and the jurisdiction in which Company is qualified to do business stating that Company is in good standing;

(i)        the employment agreements with Founders in the form as mutually agreed by the parties thereto (the “Founder Employment Agreements”), duly executed by Company;

(j)        a certificate duly completed and executed, dated as of the Closing Date and prepared in accordance with the requirements of U.S. Treasury Regulation sections 1.897-2(h) and 1.1445-2(c)(3), sufficient to establish that an interest in Company held by a foreign person does not constitute a U.S. real property interest for purposes of Sections 897 and 1445 of the Code;

(k)       a copy of the duly executed legal opinion of Silicon Counsel LLP (the “Legal Opinion”) in the form attached hereto as Exhibit I-1 and the legal opinion of Legal Orbit  in the form attached hereto as Exhibit I-2;

(l)        evidence of the release of all Liens related to Indebtedness;

(m)      evidence that the D&O Tail Policy is in effect and all premiums for the duration of the coverage have been paid;

(n)       resignations of each of the directors of Company (except for Kaushal Mehta) in the form attached hereto as Exhibit J, along with duly executed prescribed forms DIR-12 and DIR-11;

(o)       a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary of Company certifying (i) that attached thereto is a complete and correct copy of the articles of incorporation of Company, as amended to date, (ii) that attached thereto is a complete and correct copy of the Bylaws of Company, as amended to date, (iii) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors and shareholders of Company, authorizing the execution, delivery and performance of this Agreement and all other agreements executed in connection herewith by Company, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (iv) that the persons named therein are duly elected, qualified and acting officers of Company and that set forth therein is a genuine signature or true facsimile thereof for each such officer; and

(p)       a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the President or Chief Executive Officer of Company certifying that all of the conditions, covenants and agreements to be performed by Company on or prior to Closing have been satisfied and that the Company’s representations and warranties are true and correct in all respects as of Closing.

3.2       Buyer Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to the Company:

(a)       counterparts of this Agreement and each Ancillary Agreement to which Buyer is a party, executed by Buyer;

(b)       the Shareholders Agreement, duly executed by Buyer; and

(c)       a copy of the resolutions of Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and approving the consummation of the transactions contemplated hereby and thereby, certified by the Secretary of Buyer.

SECTION 4.   CLOSING.

4.1       Closing Procedure. The closing of the transactions contemplated by this Section 4.1 (the “Closing”) shall take place at the offices of Silicon Counsel LLP, 228 Hamilton Avenue, 3rd Floor, Palo Alto, California 94301, at 10:00 a.m. (Pacific Time), or on a date and time to be designated by Buyer and Company, which shall in no event be later than the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth herein other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

SECTION 5.   COVENANTS.

5.1       Confidentiality. The Sellers agree to, and shall cause their respective agents, representatives, Affiliates, employees, officers and directors to, treat and hold as confidential all trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant Contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary documents and information relating to the business and affairs of Company and related to the Business, including any notes, analyses, compilations, studies, forecasts, interpretations or other documents that are derived from, contain, reflect or are based upon any such information (collectively, the “Confidential Information”) and refrain from using any Confidential Information except in connection with this Agreement, and deliver promptly to Buyer, at Buyer’s request, all Confidential Information (and all copies thereof in whatever form or medium) in its possession or under its control.  Notwithstanding the foregoing, Confidential Information shall not include information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement.  In the event that any Seller or any of their respective agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any Confidential Information, such Person shall provide Buyer with prompt written notice of such requirement so that Buyer may seek a protective Order or other remedy or waive compliance with the provisions of this Section 5.1.  In the event that a protective Order or other remedy is not obtained or if Buyer waives compliance with this Section 5.1, such Person shall furnish only that portion of such Confidential Information that is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such information.

5.2       Further Assurance.  Company, Sellers, Sellers’ Agent, Founders and Buyer covenant and agree to use their respective reasonable best efforts to effectuate the transactions contemplated by this Agreement and to do all acts and things as may be required to carry out their obligations hereunder and to consummate this Agreement, including executing, sealing and delivering all such other instruments and other documents, and to assist Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement.

5.3       Seller and Founder Release.

(a)        Each of the Founders and Sellers, on behalf of themselves and their respective predecessors, successors, assigns, heirs, executors, legatees, administrators, beneficiaries, owners, representatives and agents (the “Releasing Parties”), upon the Closing, shall be deemed to have, and hereby does, unconditionally release and forever discharge Company, its subsidiaries and parent entities, including their respective officers, directors, employees, shareholders, successors, assigns, agents, advisors, representatives and Affiliates (the “Released Parties”), from (i) any and all obligations or duties the Released Parties might have to the Releasing Parties, (ii) any and all claims of Liability, whether legal or equitable, of every kind and nature, which the Releasing Parties ever had, now have or may claim against the Released Parties, in each case, in connection with this Agreement or the transactions contemplated hereby, (iii) any and all claims of Liability, whether legal or equitable, of every kind and nature, which the Releasing Parties ever had, now have or may claim against the Released Parties, in each case arising out of facts or circumstances occurring at any time on or prior to the Closing Date; provided, however, that such release shall exclude those Liabilities of Company arising out of this Agreement and the Ancillary Agreements and shall exclude, to the extent the Seller is an employee, independent contractor, officer or director of Company, (i) earned compensation not yet paid, (ii) reimbursement for expenses incurred by the Seller in the ordinary course of his or her employment which are reimbursable under Company’s expense reimbursement policies, (iii) accrued benefits, including vacation, subject to Company’s policies on accrual and carry forward and (iv) any rights that the Releasing Parties may have to be indemnified by any Released Parties under the terms of the articles of incorporation or bylaws of the Company or pursuant to any indemnification agreement between the Releasing Parties and the Company, which rights to indemnification shall be satisfied solely from the D&O Tail Policy and amounts paid by Sellers for claims under Section 9.2(b)(v).

(b)        Apart from the Liabilities above expressly excepted from the foregoing release, the released claims include all other Liabilities even if the Liabilities and their existence are unknown or not suspected, and even if knowledge of those Liabilities would have affected the acceptance of the foregoing release.  For purposes of this Section 5.3, each Seller hereby expressly waives and releases any and all rights and/or benefits under California Civil Code Section 1542 and any other analogous provision of applicable Law of any jurisdiction.  Section 1542 states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.”

5.4       Tax Matters.

(a)       Cooperation. Company, Founders and the Sellers’ Agent shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and the making available of employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Without limiting the foregoing, Buyer will cooperate with the Sellers’ Agent to enable the Sellers’ Agent to utilize Company’s existing Tax Return preparation firm(s) (the “Independent Tax Accountants”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Sellers’ Agent under the Independent Tax Accountants’ engagement agreement sufficient for the Independent Tax Accountants to take direction from the Sellers’ Agent, or otherwise ensuring that the Sellers’ Agent will have access to (and the ability to direct, even if indirectly through Company) the Independent Tax Accountants.

(b)      Transfer Taxes.  All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne one hundred percent (100%) by the Sellers. Unless otherwise required by Law, Buyer shall be responsible for preparing and timely filing any Tax Returns required with respect to any such Transfer Taxes. If required by applicable Tax Law, the Sellers will join in the execution of any such Tax Return.

(c)      Tax Returns.  Company shall prepare, or cause to be prepared, all Tax Returns (including such Tax Returns prepared pursuant to any valid extension of time to file and any amendments thereto) required to be filed by Company with respect to any Pre‑Closing Tax Period (“Pre-Closing Period Tax Returns”).  To the extent such Pre-Closing Period Tax Returns are prepared after the Closing Date, the Sellers shall be liable for seventy percent (70%) of all Taxes owed with respect to such Pre-Closing Period Tax Returns (and seventy percent (70%) of any other Taxes attributable to a Pre-Closing Tax Period).  Such Pre-Closing Period Tax Returns shall be prepared on a basis consistent with the Tax Returns previously filed by Company, unless otherwise required by applicable Tax Law.  To the extent such Pre-Closing Period Tax

Returns are prepare before the Closing Date, Company shall provide a copy of each such Pre-Closing Period Tax Return to Buyer for Buyer’s review at least fifteen (15) days before such Tax Return is filed and shall consider in good faith any comments provided by Buyer.  The Sellers’ Agent, on behalf of the Sellers, shall pay to Buyer or the relevant member of Company any Taxes for which the Sellers are responsible pursuant to this Section 5.4 at least ten (10) days before Company or Buyer is required to cause to be paid the related Tax Liability.  Company shall prepare and file all Tax Returns required to be filed by Company for all taxable periods beginning on or after the Closing Date (“Post-Closing Period Tax Returns”), and Company shall pay, or cause to be paid, all Taxes with respect to such Post-Closing Period Tax Returns.

(d)      Straddle Period Tax Returns.  Company shall prepare and file, or cause to be prepared and filed, any Tax Returns required to be filed by Company for any taxable periods which include (but do not end on) the Closing Date (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”), and Company shall pay, or cause to be paid, all Taxes with respect to such Straddle Period Tax Returns, subject to the Sellers’ responsibility to pay seventy percent (70%) of the Taxes of such Straddle Period attributable to the portion of the Straddle Period ending on the Closing Date (“Pre-Closing Taxes”) as determined in accordance with Section 5.4(b).  Such Straddle Period Tax Returns shall be prepared on a basis consistent with the Tax Returns previously filed by Company, unless otherwise required by applicable Tax Law or agreed to by Buyer and Sellers’ Agent. Buyer shall provide a copy of each Straddle Period Tax Return and a statement certifying the amount of Pre-Closing Taxes shown on such Straddle Period Tax Return, if any, that are chargeable to the Sellers, to the Sellers’ Agent for review and comment at least fifteen (15) days before such Straddle Period Tax Return is filed and shall consider in good faith any comments provided by the Sellers’ Agent.  The Sellers’ Agent, on behalf of the Sellers, shall pay to Buyer or the relevant member of Company any Pre-Closing Taxes for which the Sellers are responsible pursuant to Section 5.4(d) at least ten (10) days before Company or Buyer is required to cause to be paid the related Tax Liability.

(e)      Calculation of Taxes for Straddle Period Tax Returns.  Pre-Closing Taxes for Straddle Period Tax Returns shall be calculated as though the taxable period of Company terminated as of the Closing Date; provided, however, that any real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis of Company or any of its Subsidiaries for a Straddle Period shall be allocated on a per diem basis based on the number of days during the Straddle Period ending with and including the Closing Date and number of days during the Straddle Period commencing on the day after the Closing Date.  All Straddle Period Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with the prior practice of Company.

(f)       Pre-Closing Compliance.  Prior to Closing, the Company shall cause the Subsidiaries (including Motif India Infotech Private Limited) to undertake all necessary compliances, as prescribed and applicable under any Tax Law, relating to the transactions hereunder.

5.5       Termination of Agreements and Plans.  The Parties agree that effective as of the Closing, each of the following agreements, plans and other matters shall automatically terminate and be of no further force and effect (and for purposes of clarity, Founders, Sellers and the Company shall cause such agreements, plans and other matters to terminate and be of no further force and effect as of Closing):

(a)        Voting Agreement dated August 25, 2000, as amended to date.

(b)        Investors’ Rights Agreement dated August 25, 2000, as amended to date.

(c)        2012 Stock Plan and all stock option grant letters, all option agreements and other agreements relating to the 2012 Stock Plan.

(d)        Motif, Inc. 2002 Equity Incentive Plan and all stock option grant letters, all option agreements and other agreements relating to the 2012 Stock Plan.

(e)        Series A Preferred Stock Purchase Agreement, dated on or about August 25, 2000, by and among Motif, Inc., the Investors listed on Schedule A thereto, Kaushal Mehta and Parul Mehta.

(f)        Co-Sale Agreement dated August 25, 2000, as amended to date.

5.6       Limitation of Liability and Indemnification.  Buyer shall cause Company not to amend its articles of incorporation or bylaws until the sixth (6th) anniversary of the Closing Date to the extent such amendments change the limitation of liability and indemnification (including the advancement of expenses) provisions relating to the Company’s current or former directors and officers with respect to actions taken prior to the Closing.

5.7       Transfer of Shares in Motif India Infotech Private Limited.  Promptly following the Closing, Founders shall transfer all of Founders’ nominal shares in Motif India Infotech Private Limited to an entity that is designated by Buyer, with the result being that Motif India Infotech Private Limited is wholly-owned by the Company and such designated entity, with the understanding that approvals of Governmental Authorities must first be obtained to effect such transfer.

5.8       Repayment of Employee Loans.  Prior to the Closing, the Company shall ensure that all loans from the Philippine branch of the Company’s Subsidiary to grantees or other participants (“Plan Participants”) under the Company Stock Option Plans shall be repaid in full (including all loans from Plan Participants listed on Schedule 5.8) except for the $600 of loans listed on Schedule 5.8.

SECTION 6.   REPRESENTATIONS AND WARRANTIES OF SELLERS AND FOUNDERS.

Each Seller and Founder, severally and not jointly, hereby represents and warrants to Buyer with respect to it as follows (provided that the Founders are not making the representations and warranties under Section 6.4 (Title) below):

6.1       Organization.  If Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of its organization and has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.  If Seller is a natural person and for each Founder, Seller or Founder has all requisite power and authority to carry on its business as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

6.2       Authorization.  If Seller is an entity, such Seller has the requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to consummate the transactions contemplated hereby and thereby.  If Seller is a natural person and for each Founder, such Seller or Founder has the requisite capacity and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller or Founder is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which such Seller or Founder is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of such Seller or Founder.  This Agreement and the Ancillary Agreements to which the Seller or Founder is a party, constitute valid and legally binding obligations of the Seller or Founder, enforceable against such Person in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other Laws of general application affecting enforcement of creditors’ rights generally, and as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  If Seller is a natural person, (a) Seller either has no spouse, or, (b) if married, Seller’s spouse has signed a counterpart signature page to this Agreement.

6.3       Consents and Approvals; No Violations.  No notice to, filing with, or authorization, consent or approval of any Governmental Authority or any other Person is necessary for the execution, delivery or performance of this Agreement and the Ancillary Agreements by such Seller or Founder or the consummation by such Seller or Founder of the transactions contemplated hereby or thereby.  Neither the execution, delivery and performance of this Agreement and of each Ancillary Agreement to which such Person is a party nor the consummation by such Seller or Founder of the transactions contemplated hereby and thereby will (a) except if such Seller or Founder is a natural person, conflict with or result in any breach of any provision of such Seller’s or Founder’s organizational documents, (b) result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract or Permit to which such Seller or Founder is a party or (c) violate any Order or Law of any Governmental Authority having jurisdiction over such Seller or Founder, which in the case of any of clauses (b) and (c) above, would not impair such Seller’s or Founder’s ownership of the Company Shares, or otherwise prevent or materially delay the Closing or the transactions contemplated hereunder.

6.4       Title.  The Seller is the sole record and beneficial owner of its respective Company Shares as set forth on Exhibit A and has good and marketable title, free and clear of all Liens, pledges, security interests, preemptive rights or similar rights, claims, restrictions on transfer, Taxes, purchase rights, Contracts, commitments, equities, claims, restrictions, demands, options, warrants, or other encumbrances (“Encumbrance”) and has the right to exercise all voting and other rights with respect to such shares or equity interest, and all such shares and equity interest are duly authorized, validly issued, fully paid, and nonassessable.  Following the Closing, no Seller will own any Company Stock.

6.5       Litigation. There is no Proceeding pending or, to such Seller’s Knowledge, threatened against such Seller before any Governmental Authority which would impair such Seller’s ownership of the applicable Company Shares or otherwise prevent or delay the Closing.  Such Seller is not subject to any outstanding Order that would impair such Seller’s ownership of the applicable Company Shares or otherwise prevent or delay the Closing.

6.6       Counsel and Review. Such Seller has been furnished with, and has carefully read, this Agreement (including all schedules and exhibits hereto) and the Ancillary Agreements and has been given the opportunity to hire legal, Tax, accounting and financial advisers as it deemed suitable and to ask questions of, and receive answers from, the other Sellers, Founders and Company concerning the terms and conditions of the transactions contemplated hereby and thereby and has received complete and satisfactory answers to any such questions.   Such Seller has carefully considered and has, to the extent it believes such discussion necessary, discussed with legal, Tax, accounting and financial advisers the suitability of a transaction of the type contemplated by this Agreement and the Ancillary Agreements in light of such Seller’s particular Tax and financial situation.

SECTION 7.   REPRESENTATIONS AND WARRANTIES OF COMPANY.

Subject to such exceptions as are set forth in the Disclosure Schedule, Company hereby represents and warrants to Buyer with respect to Company and its Subsidiaries (and references to Company in this Section 7 shall refer to Company and its Subsidiaries, except for those in Sections 7.1 and 7.4):

7.1       Organization and Corporate Power.  Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of California.  Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or could not reasonably be expected to have a Company Material Adverse Effect.  All jurisdictions in which Company is qualified to do business are set forth on Schedule 7.1.  Company has full organizational power and authority to own and/or operate, as applicable, its respective properties and to carry on its respective business as now conducted.  Company has delivered to Buyer correct and complete copies of its articles of incorporation and bylaws (as amended to date).  The minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors) and the shareholder record books for Company are correct and contain copies of all organizational documents and actions taken by such entity’s board of directors and shareholders.  Company is not in default under or in violation of any provision of its articles of incorporation, as amended.

7.2      Authorization of Transactions.

(a)       Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereunder and thereunder and to perform its obligations hereunder and thereunder.  The board of directors and stockholders of Company have duly approved this Agreement and all Ancillary Agreements to which Company is a party and have duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby.  No other Proceedings on the part of Company are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which Company is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the Ancillary Agreements to which Company is a party have been duly executed and delivered by Company, and this Agreement and the Ancillary Agreements constitute valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

(b)      Company is not subject to or a party to any charter, by-law, mortgage, Lien, lease, permit, agreement, Contract, instrument, law, rule, ordinance, regulation, Order, judgment or decree, or any other restriction of any kind or character, which could prevent consummation of the transactions contemplated by this Agreement.  Except as set forth on Schedule 7.2(b), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any provision of the charter documents or by-laws of Company or any Affiliate; (ii) violate any Order, writ, judgment, injunction, award or decree of any court, arbitrator or Governmental Authority against, or binding upon, Company or the Company Shares; (iii) result in a violation by Company of any Law, or (iv) violate, conflict with or result in the breach of any term, condition or provision of, or constitute a default or accelerate the performance under, or, except as disclosed in the Disclosure Schedule, require the consent of any other party to, any mortgage, indenture, agreement, Contract, commitment, lease, plan, license, permit, authorization or other instrument, document or understanding, oral or written, to which Company is a party or by which Company is otherwise bound.

7.3      Non-Contravention.  Except as set forth on Schedule 7.3, transactions contemplated under this Agreement and the Ancillary Agreements and all agreements, documents and instruments executed and delivered by any Seller, Founder or Company pursuant hereto and the performance of the transactions contemplated by this Agreement, the Ancillary Agreements and such other agreements, documents and instruments contemplated herein and thereby do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Permit or Contract to which Company is a party or by which any of them or their respective assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Company’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any Order of, or any restriction imposed by, any court or governmental agency applicable to Company; or (iv) require from Company any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

7.4      Capitalization; Subsidiaries.

(a)       As of the Closing Date, the outstanding capital stock of Company consists of: (i) 3,334,916 shares of Common Stock, no par value (the “Company Common Stock”); and (ii) 5,500,000 shares of Series A Preferred Stock, no par value(the “Company Series A Preferred Stock” and collectively with the Company Common Stock, the “Company Stock”).

(b)      None of the outstanding shares of Company Stock are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.  Except for shares disclosed in Schedule 7.4(b) no shares of voting or non‑voting capital stock, other equity interests or other voting securities of Company are issued, reserved for issuance or outstanding.  All outstanding shares of Company Stock are validly issued, fully paid and nonassessable.  There are no bonds, debentures, notes, other Indebtedness or any other securities of Company with voting rights on any matters on which stockholders may vote.

(c)      Except as described in Sections 7.4(a) and (b) or as set forth on Schedule 7.4(c), there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities or Contracts or obligations of any kind (contingent or otherwise) to which Company is a party or by which it is bound obligating Company, directly or indirectly, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Company or obligating Company to issue, grant, extend or enter into any such security, option, warrant, call, right, Contract or obligation.  Except as set forth in Company’s certificate of incorporation, as amended, there are no outstanding obligations of Company (contingent or otherwise) to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock (or options or warrants to acquire any such shares) of Company.  There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other Contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of Company or its business or assets or calculated in accordance therewith (other than payments or commissions to sales representatives of Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby, in each case in the Ordinary Course of Business consistent with past practice) to cause Company to register its securities or which otherwise relate to the registration of any securities of Company.  There are no voting trusts, proxies or other Contracts of any character to which Company is a party or by it is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of Company.

(d)      Company does not control, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and Company does not own any shares of capital stock or any other securities of, and has not at any time made any other material investment in, any other Person, in each case other than as set forth on Schedule 7.4(d) (each, a “Subsidiary” and collectively, the “Subsidiaries”).  Neither Company nor its Subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.  Each Subsidiary of Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and, where applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify has not had or could not reasonably be expected to have a Company Material Adverse Effect.  All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Company are duly authorized, validly issued, fully paid and, where applicable, nonassessable and owned directly or indirectly by Company, free and clear of any Liens.  All statutory filings and reporting with respect to the allotment and transfer of the aforementioned securities have been duly made with the applicable Governmental Body (including but not limited to the Reserve Bank of India and Register of Companies) in accordance with applicable Laws.

(e)      The minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors) and the shareholder record books for Motif Infotech India Private Limited are complete, true and correct and contain copies of all organizational documents and actions taken by such entity’s board of directors and shareholders.

(f)      Immediately following the Closing hereunder, other than Founders and Buyer, no Person will have, own or hold any shares of capital stock of Company or any of its Subsidiaries (other than Company) or any other security or any right to acquire any other security of Company or any of its Subsidiaries.

7.5      Financial Statements.

(a)      The books of account and related records of Company are correct and complete in all material respects and fairly reflect its assets, Liabilities and transactions in accordance with IFRS, except for adjusting entries which are customarily made in accordance with the preparation of interim financial statements and the absence of footnotes.  Company has delivered to Buyer as set forth on Schedule 7.5 true and complete copies of the audited consolidated financial statements for Fiscal Year ending at March 31, 2017 (including in all cases the notes thereto, if any) (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Company as of September 30, 2017 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income and cash flows for the six-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (x) have been prepared from the books and records of Company in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, except as expressly stated in the notes thereto and except, in the case of Interim Financial Statements, for the absence of footnotes and subject to year-end adjustments (none of which year-end adjustments relating to the six months ending September 30, 2017, individually or in the aggregate would be material to the Company, except as disclosed on Schedule 7.5(x)), and (y) are complete and correct and fairly present, in all material respects, the consolidated financial position of Company as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.

7.6      Absence of Undisclosed Liabilities.  Company does not have any Liability, except for (i) Liabilities reflected in the Interim Balance Sheet, (ii) Liabilities which have arisen after September 30, 2017 in the Ordinary Course of Business which are consistent as to type and amounts with past practice of Company, none of which results from, arises out of or was caused by any breach of Contract, breach of warranty, tort, violation of Law or, to the Company’s Knowledge, infringement of intellectual property, and (iii) Liabilities disclosed on Schedule 7.6.  There are no Capitalized Leases, except as set forth on Schedule 7.6.

7.7      Accounts Receivable; Accounts Payable.

(a)       All of the accounts receivable of Company arose in the Ordinary Course of Business, are valid and enforceable claims, are subject to no set-off or counterclaim, and are fully collectible in the Ordinary Course of Business. Except as set forth on Schedule 7.7, Company does not have any accounts receivable or loans receivable from any Person who is an Insider. No amount of such accounts receivable is contingent upon the future performance by Company of any obligation under any Contract.

(b)      All accounts payable and notes payable of Company arose in bona fide arm’s length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment, nor payable to an Insider.

7.8      Customers.   Schedule 7.8 sets forth the name of each of the customers of Company, by revenue for the fiscal year ending March 31, 2017, including the six customers that generated the greatest revenue for the fiscal year ending March 31, 2017 (the “Six Largest Customers”).  None of the Six Largest Customers has canceled or otherwise terminated its relationship with Company or has materially decreased its usage or purchase of the services or products of Company.  None of the Six Largest Customers has, to the Knowledge of Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with Company or to decrease materially or limit its usage, purchase or distribution of the services or products of Company.  None of the Six Largest Customers has asserted any breach of any Contract or failure to deliver upon any of Company’s obligations or promises; provided for purposes of clarity, that the Company’s breach (“SLA Breaches”) of service-level agreements (“SLAs”) with the Six Largest Customers shall not constitute a breach of such Contract if both (a) the Company (i) offset the penalties under the SLAs for failure to perform in accordance with the applicable SLAs against service fees otherwise payable thereunder or (ii) paid the SLA penalty, and (b) the SLA Breaches and/or penalties in the aggregate do not constitute a Material Adverse Effect.

7.9      Absence of Changes.  Except as set forth on Schedule 7.9, since April 1, 2017, Company has conducted its business only in the Ordinary Course of Business.  As amplification but not limitation of the foregoing, since April 1, 2017, Company has not:

(a)      suffered a Company Material Adverse Effect or suffered any theft, damage, destruction or casualty Loss in excess of $250,000 in the aggregate to its assets, whether or not covered by insurance;

(b)      redeemed or repurchased, directly or indirectly, or declared, set aside or paid any dividends on (other than dividends paid to Company) or made any other distributions (whether in cash or in kind) with respect to, any shares of its equity securities;

(c)      issued, sold or transferred any notes, bonds or other debt securities, any equity securities, or any securities convertible, exchangeable or exercisable into, directly or indirectly, any of its equity securities;

(d)      borrowed any amount or incurred or become subject to any Indebtedness (including contingently as a guarantor or otherwise) or other Liabilities, except current liabilities incurred in the Ordinary Course of Business and not constituting Indebtedness;

(e)      discharged or satisfied any Lien or paid any Liability related to Company (other than Liabilities paid in the Ordinary Course of Business), or prepaid any amount of Indebtedness or subjected any portion of its properties or assets to any Lien or other Encumbrance (other than Liens that will be released at or prior to the Closing);

(f)       sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of any of its tangible or intangible assets (including Intellectual Property Contracts) in excess of $50,000 individually (except for non-exclusive licenses granted in the Ordinary Course of Business to unaffiliated third Persons on an arm’s length basis);

(g)      waived, canceled, compromised or released any rights or claims of material value, whether or not in the Ordinary Course of Business;

(h)      entered into any material Contract or amended or terminated Company’s rights thereunder, or entered into any other material transaction;

(i)       made, granted or promised any bonus or any wage, salary or compensation increase in excess of $75,000 per year to, or made any other change in employment terms for, any director, officer, employee, sales representative or consultant (in each case, other than normal merit increases to employees made in the Ordinary Course of Business), granted or promised any increase in any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement (other than an amendment required by Law), or adopted any new employee benefit plan or arrangement;

(j)       made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies of Company;

(k)      made any capital expenditures that aggregate in excess of $100,000;

(l)       made any loans or advances to, or guarantees for the benefit of, any Persons (other than advances to employees for travel and business expenses incurred in the Ordinary Course of Business that do not exceed $50,000 in the aggregate);

(m)     changed or authorized any change in its certificate of organization, operating agreement or other governing or organizational documents;

(n)      instituted or settled any claim or lawsuit for an amount involving in excess of $50,000 in the aggregate or involving equitable or injunctive relief;

(o)      acquired any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquired any other material assets;

(p)      made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, that may have the effect of increasing any Taxes imposed in respect of any of the Company Shares for any taxable period (or portion thereof) ending after the Closing Date;

(q)      entered into any transaction that was not in the Ordinary Course of Business; or

(r)       committed or agreed, in writing or otherwise, to any of the foregoing, except as expressly contemplated by this Agreement and the Ancillary Agreements.

7.10    Leased Real Property.

(a)       Company does not own any real property.

(b)      Schedule 7.10(b) identifies (i) the street address of each parcel of Leased Real Property, and (ii) the identification of the lease, license, sublease or other occupancy agreements and all amendments, modifications, supplements, and assignments thereto, together with all exhibits, addenda, riders and other documents constituting a part thereof for each parcel of Leased Real Property (collectively, the “Leases”), and the identification of all subleases, overleases, occupancy agreements and other ancillary agreements or documents pertaining to the tenancy at each such parcel of Leased Real Property, including, without limitation, all memoranda of lease, estoppel certificates, consents, commencement date letters, letters of extensions, subordination, non-disturbance and attornment agreements, documents or correspondence that affect or may affect the tenancy at any Leased Real Property (collectively the “Ancillary Lease Documents”).

(c)       The Leases and the Ancillary Lease Documents are valid, binding, enforceable and in full force and effect and have not been modified or amended except as disclosed on Schedule 7.10(b).  All formalities and procedures (including, but not limited to, registration and adequate stamping) have been complied with regarding each of the Leases and Ancillary Lease Documents and do not adversely affect the enforceability of any of the Leases and the Ancillary Lease Documents. The Leases and the Ancillary Lease Documents constitute all of and the only agreements under which Company holds leasehold or subleasehold interests in any real property.  Company has delivered to the Buyer full, complete and accurate copies of each of the Leases and all Ancillary Lease Documents described in Schedule 7.10(b).

(d)      With respect to each of the Leases identified on Schedule 7.10(b), except as set forth on Schedule 7.10(d):

(i)         the Lease and all Ancillary Lease Documents shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(ii)        neither Company, nor, to the Knowledge of Company, any other party to any Leases or Ancillary Lease Documents is in breach or default, and, to the Knowledge of Company, no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Leases or any Ancillary Lease Documents;

(iii)       the rent set forth in each Lease of the Leased Real Property is the actual rent being paid along with building maintenance charges as applicable, and there are no separate agreements or understandings with respect to the same;

(iv)       Company has not exercised or given any notice of exercise, nor has any lessor or landlord exercised or received any notice of exercise, of any option, right of first offer or right of first refusal contained in any such Lease or Ancillary Lease Document, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation;

(v)        the transactions contemplated by this Agreement do not require the consent of any other party to such Leases and will not result in a breach of or default under such Leases;

(vi)       there are no material disputes with respect to such Leases;

(vii)      Company does not owe any brokerage commissions or finder’s fees with respect to such Lease;

(viii)      the other party to such Lease is not an Affiliate of, and otherwise does not own any economic interest in, Company;

(ix)       Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(x)        all improvements made by Company on the Leased Real Property have received all Governmental Authority approvals (including licenses and permits) required in connection with the ownership or operation thereof, and all such improvements have been operated and maintained in compliance in all material respects with all applicable Laws;

(xi)       the use and operation of the Leased Real Property in the conduct of Company’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement;

(xii)      Company has not collaterally assigned or granted any other Lien in such Lease or any interest therein;

(xiii)     the Leased Real Property identified in the Disclosure Schedule comprises all of the real property currently used in the business of Company; and

(xiv)     except as set forth in Schedule 7.10(d), to Company’s Knowledge no expenditures in excess of $50,000 in the aggregate are required to be made for the repair or maintenance of any improvements on the Leased Real Property.

(e)      Except as otherwise set forth in Schedule 7.10(e), Company has not made any improvements or construction of a value in excess of $100,000 in the aggregate made to or constructed on any Leased Real Property within the applicable period for the filing of mechanics’ Liens.

(f)      Company has not entered into any other Contract for the assignment or other transfer of the Leased Real Property.

(g)     None of Company or any constituent partner of Company is a foreign corporation, foreign partnership or foreign estate (as such terms are defined in Section 1445 of the Code).

7.11    Personal Property.

(a)     Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all Liens, all of the personal property and assets of Company or used by Company or shown on the Interim Balance Sheet.

(b)     The buildings, improvements, machinery, equipment, personal properties, vehicles and other tangible assets of Company located upon or used in connection with the Leased Real Property are operated in conformity with all applicable Laws and regulations, are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the Ordinary Course of Business. The assets and properties of Company collectively constitute all of the assets and properties that are necessary and sufficient for the operation of the business of Company as currently conducted or as presently contemplated to be conducted.

7.12    Contracts and Commitments.

(a)     Except as set forth on Schedule 7.12, Company is not a party to, or bound by, whether written or oral, any:

(i)         Contract involving a vendor, supplier, service provider or other similar business relation of Company from whom Company purchased more than $50,000 in goods and/or services over the course of the twelve (12) months ending March 31, 2017;

(ii)        Contract involving a potential commitment or payment by Company in excess of $50,000 per year;

(iii)       Contracts under which any Intellectual Property Rights are transferred, assigned, licensed, granted or otherwise made available to Company by any Person, or by Company to any Person (excluding any commercial-off-the-shelf software license agreements with a one-time or annual financial commitment of not less than $25,000) (the “Intellectual Property Contracts”);

(iv)       Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance or change-of-control agreement, or any collective bargaining agreement or Contract with any labor union;

(v)        Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or any guaranty of an obligation of a third party;

(vi)       royalty, dividend or similar arrangement based on the revenues or profits of Company or any Contract or agreement involving fixed price or fixed volume arrangements;

(vii)      Contract which contains any provisions requiring Company to indemnify any other party other than in the Ordinary Course of Business;

(viii)     Contract under which Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of $100,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Company;

(ix)       Contract or group of related Contracts which are not cancelable by Company without penalty on not less than thirty (30) days’ notice;

(x)        Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(xi)       Contract limiting the freedom of Company, or that would limit the freedom of Buyer or any of its Affiliates, to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including any Contract containing an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against Company;

(xii)      Contract relating to the distribution, marketing, advertising or sales of Company’s products and/or services;

(xiii)     Contract pursuant to which it subcontracts work to third parties;

(xiv)     Contract with any Governmental Authority;

(xv)      power of attorney;

(xvi)     acquisition agreement, whether by merger, stock or asset sale or otherwise;

(xvii)    any Contract for the development of software;

(xviii)   Contract not executed in the Ordinary Course of Business; or

(xix)     other Contract material to Company.

(b)     The Contracts required to be disclosed on Schedule 7.10(b),  Schedule 7.12 or Schedule 7.21 are referred to herein as the “Company Contracts”.  A true and correct copy of each Company Contract was posted to Company’s data room on or before September 28, 2017 and was freely accessible by Buyer.  Except as disclosed on Schedule 7.12(b), (i) no Company Contract has been canceled or, to Company’s Knowledge, breached by the other party, and Company has no Knowledge of any planned breach by any other party to any Company Contract, (ii) Company has performed all of the obligations required to be performed by it in connection with Company Contracts and is not in default under or in breach of any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each Company Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby; provided,  however, that nothing in this Section 7.12 shall require Buyer to comply with any current obligation under any (i) Company Employee Plan or (ii) employment or independent contractor agreement under which Company is the party receiving services.

7.13    Litigation; Proceedings.  Except as set forth on Schedule 7.13, there are no actions, suits, Proceedings, Orders, judgments, decrees or investigations (“Proceedings”) pending or, to Company’s Knowledge, threatened against or affecting Company or its directors, officers or employees, in their capacity as such and relating to Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Company there is no basis for any of the foregoing.  Company is not subject to any arbitration, proceeding under collective bargaining Contracts or otherwise or, to Company’s Knowledge, any governmental investigation or inquiry; and, to Company’s Knowledge, there is no valid basis for any of the foregoing.  Except as set forth on Schedule 7.13, neither Company nor any of its directors, officers or employees, in their capacity as such, has received any opinion or legal advice in writing to the effect that Company is exposed from a legal standpoint to any Liability that may be material to Company’s businesses as currently conducted.  Company is not subject to any outstanding Order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.  Company is fully insured with respect to each of the matters set forth on Schedule 7.13.  Schedule 7.13 includes a description of all litigation, claims, Proceedings or, to Company’s Knowledge, investigations involving Company or any of its directors, officers or employees, in their capacity as such, occurring, arising or existing during the past twelve months.

7.14    Governmental Licenses and Permits.  Schedule 7.14 contains a complete listing and summary description of all permits, licenses, franchises, certificates, approvals, consents, exemptions, certificates of authorization, indemnification numbers, registrations and other authorizations of Governmental Authorities (including all applications therefor), or other similar rights, together with any renewals, extensions, or modifications thereof and additions thereto (collectively, the “Permits”) owned or possessed by Company or used by Company in the conduct of its business.  Except as set forth on Schedule 7.14, Company owns or possesses all right, title and interest in and to all Permits that are necessary to conduct its business as currently conducted, each of which is in full force and effect.  Company is in compliance with the terms and conditions of such Permits.  No loss or expiration of any Permit is pending or, to Company’s Knowledge, threatened (including as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

7.15    Compliance with Laws.

(a)       Except as disclosed on Schedule 7.15, Company and, to the Knowledge of Company, its respective officers and directors have complied with and are in compliance in all material respects with all Laws that are applicable to the business, business practices (including Company’s production, marketing, sales and distribution of its products and services) or any owned or leased properties of Company or to which Company may be subject, and, since April 1, 2014 no claims have been filed against Company alleging a violation of any such Laws, and Company has not received notice of any such violation.

(b)      Neither Company nor any of Company’s directors, officers, managers, owners, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist Company or any of its Affiliates in obtaining or retaining business for or with, or directing business to, any Person.  Neither Company nor any of its directors, officers, managers, owners, employees or agents on behalf of Company have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law.  Company further represents that it has maintained, and has caused each of its Subsidiaries to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption Law (including but not limited to the Prevention of Corruption Act, 1988).  To Company’s Knowledge, neither Company, nor any of its officers, managers, owners, directors or employees are the subject of any allegation, voluntary disclosure, or investigation related to the FCPA or any other anti-corruption Law.  Neither Company, nor, to Company’s Knowledge, any of its officers, managers, owners, directors or employees are the subject of prosecution or other enforcement action related to the FCPA or any other anti-corruption Law.

(c)       Since April 1, 2014, Company has not been a party to any Contract or bid with, and has not conducted business or participated in any transaction involving, directly or indirectly, any Prohibited Persons.  For purposes of this provision, a “Prohibited Person” shall mean (i) any Person identified on the Office of Foreign Assets Control (“OFAC”) list of Specially

Designated Nationals and Blocked Persons or targeted by an OFAC Sanctions Program; (ii) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country with respect to which the United States or any jurisdiction in which Company is operating, located or incorporated or organized administers or imposes economic or trade sanctions or embargoes; (iii) any Person acting, directly or indirectly, on behalf of, or an entity that is owned or controlled by, a Specially Designated National and Blocked Person or by a government or Person identified in clause (ii) above, or (iv) a Person on any other similar export control, terrorism, money laundering or drug trafficking related list administered by any Governmental Authority either within or outside the U.S. with whom it is illegal to conduct business pursuant to applicable Law.

7.16    Taxes.  Except as provided as set forth on Schedule 7.16:

(a)       Company has timely (taking into account extensions of time to file) filed all Tax Returns required to be filed, and all such Tax Returns were true, correct, and complete in all material respects.  Company has paid all Taxes shown thereon or otherwise due.

(b)      Company has provided adequate accruals (without taking into account any reserve for deferred Taxes) in the Interim Financial Statements for any Taxes that have not been paid, but were owed or accrued as of the date of the Interim Financial Statements, whether or not shown as being due on any Tax Returns.  Other than Taxes incurred in the Ordinary Course of Business, Company has no Liability for unpaid Taxes accruing after the date of the Interim Financial Statements.  The accruals for deferred Taxes reflected in the Interim Financial Statements are adequate to cover any deferred Tax Liability of Company determined in accordance with generally accepted accounting principles through the date of this Agreement.

(c)       All Tax Returns filed by or with respect to Company through the Tax year ending March 31, 2013 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d)      No request for information related to Tax matters has been received from any Governmental Authority since March 31, 2013, no audit or other administrative proceeding is pending, being conducted, or threatened by any Governmental Authority, and no judicial proceeding is pending or being conducted that involves any Tax paid or Tax Return filed by or on behalf of Company.

(e)       No claim or deficiency against Company for the assessment or collection of any Taxes has been asserted or proposed to Company which claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid

(f)       No claim has ever been made or threatened by a Tax authority in a jurisdiction where Company has never filed Tax Returns asserting that such Person is or may be subject to Taxes imposed by that jurisdiction, nor, to Company’s Knowledge, is there any factual basis for any such claim.

(g)      Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with income allocated to or amounts owing to any employee (as determined in accordance with applicable Laws), independent contractor, creditor, shareholder, other equity holder or any other Person and has complied with all applicable Tax Laws relating to the payment, withholding, reporting and recordkeeping requirements relating to any Taxes required to be collected or withheld.

(h)      There are no Liens for Taxes, other than Liens for Taxes not yet due and payable, upon the properties or assets of Company.

(i)       Company is not and has never been a party to any Tax sharing, Tax indemnity, Tax allocation or similar agreement with respect to Taxes, or has any Liability or potential Liability to another party under any such agreement.

(j)       Company has not executed or entered into with any Governmental Authority (i) any agreement, waiver or other document extending or having the effect of extending or waiving the period for assessment or collection of any Taxes for which it would or could be liable; (ii) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local or foreign Tax Law; (iii) any private letter ruling request or private letter ruling, or (iv) any power of attorney with respect to any Tax matter which is currently in force.

(k)      Company has never had any Liability for the Taxes of any Person under Treasury Regulation Section 7.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by Contract or otherwise.

(l)       Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of U.S. state, local or foreign Tax Law), (ii) written agreement with a Tax authority with regard to its Tax Liability for any Pre-Closing Tax Period, (iii) installment sale, completed contract method, cash method of accounting, or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) discharge of any Indebtedness on or prior to the Closing Date under Section 108(i) of the Code.

(m)      Company has not participated in any “reportable transaction” within the meaning of Treasury Regulation Section 7.6011-4.

(n)      Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(o)      Company has not been a party to any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable; nor has Company been a party to any distribution that could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

7.17    Employees; Benefits.

(a)      Company has separately delivered to Buyer via disk or zip file (the “Employee File”) a complete and accurate list as of September 30, 2017, of the following information:  (i) name of employee, (ii) employee identification number, (iii) gross monthly salary, (iv) status (full-time vs. part-time and permanent vs. temporary), (v) accrued but unused paid leave, (vi) incentive compensation, bonuses and commission payments (including commission rates), (vii) job title, and (viii) work location.  Company shall also separately deliver to Buyer an Employee File as of October 31, 2017 (the “October File”) and the October File is true and correct as of the Closing Date, except as set forth on Schedule 7.17(a).   The Employee File shall be deemed to be part of the Disclosure Schedules for all purposes of this Agreement.  (i) Company is, and within the past three years have been, in compliance with all applicable Laws and regulations respecting labor and employment including fair employment practices, work place safety and health, terms and conditions of employment, maintenance of applicable statutory registers, the classification and treatment of independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of Company and classified by Company as other than employees (“Contingent Workers”), wages and hours; (ii) Company is not delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers, regardless of whether such Persons are properly classified under applicable Laws; (iii) there are no, and within the last three years there have been no, formal or informal grievances, complaints, litigation, governmental investigations or audits, arbitrations or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation, unfair labor practices, violation of wage and hour Laws or misclassification of Contingent Workers) pending or threatened against Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (iv) none of the employment policies or practices of Company is currently being audited or investigated (or has been audited or investigated within the past three years) or, to the Knowledge of Company, subject to imminent audit or investigation by any Governmental Authority; (v) none of Company nor any of its officers or senior managers, is, or within the last three years has been, subject to any Order, decree, injunction or judgment by any Governmental Authority or private settlement Contract in respect of any labor or employment matters; (vi) Company is, and within the past three years has been, in compliance with the requirements of the Immigration Reform Control Act of 1986; (vii) all employees are, and within the past three (3) years have been, employed at-will; and (viii) all employment contracts entered into with the concerned employees are valid, subsisting and have been duly executed and adequately stamped.

(b)      To the extent that any Contingent Workers are employed, Company has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.  Company currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour Laws, and is and has been otherwise in compliance with such Laws.

(c)      Company has not experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law or regulation affecting any site of employment of Company or one or more facilities or operating units within any site of employment or facility of Company.  During the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to Company.

(d)      In the past 12 months (i) no officer or key employee’s employment with Company has been terminated for any reason; and (ii) to the Knowledge of Company, no officer or key employee, or group of employees or Contingent Workers, has expressed any plans to terminate his, her or its employment or service arrangement with Company.

(e)      There is no, and during the past three years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Knowledge of Company, threatened against or affecting the business of Company; (ii) Company does not have any duty to bargain with any union or labor organization or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker; (iii) there is no collective bargaining agreement or other Contract with any Union, or work rules or practices agreed to with any Union, binding on Company, or being negotiated, with respect to Company’s operations or any employee or Contingent Worker.

(f)      Schedule 7.17(f) lists all Company Employee Plans.  With respect to each material Company Employee Plan, Company has made available to Buyer a true and complete copy of, as applicable, (i) the plan document and all amendments thereto (including a written description of the material provisions of each unwritten Company Employee Plan), (ii) each trust, insurance, annuity or other funding Contract and all amendments and riders thereto, (iii) the most recent audited financial statements and actuarial or other valuation reports, (iv) the three most recent annual reports on Form 5500 (with all schedules and attachments), (v) the most recent determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service, (vi) the most recent summary plan description and all summaries of modifications thereto, (vii) the most recent plan year’s compliance and discrimination testing results, and (viii) all material correspondence for the past three years between such Company Employee Plan, Sellers or Company and the Internal Revenue Service, United States Department of Labor, Pension Benefit Guaranty Company or other Governmental Authority.

(g)     Neither Company nor any of their ERISA Affiliates sponsor, maintain, contribute to or are required to contribute to, or have or could have any obligation to, or Liability relating to, a plan that is subject to Title IV of ERISA.  Except as set forth on Schedule 7.17(g), no Company Employee Plan provides or obligates Company to provide health or other welfare benefits to former employees or service providers of Company (or their eligible dependents) other than health continuation coverage pursuant to COBRA at the recipient’s sole premium expense.

(h)     Each Company Employee Plan has been established, funded, maintained and administered in compliance, in all material respects, with its terms and with the applicable requirements of ERISA, the Code and any other applicable Laws.  Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Company Employee Plan and, to Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Employee Plan.

(i)      Neither Company nor any of their ERISA Affiliates has incurred any Controlled Group Liability that has not been satisfied in full, nor do any facts or circumstances exist that would reasonably be expected to result in any Controlled Group Liability becoming a Liability of Buyer or any of its Affiliates at or after the Closing.

(j)      Company has not engaged in any transaction with respect to any Company Employee Plan that would be reasonably likely to subject Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.  No Proceeding (other than claims for benefits in the ordinary course) is pending or, to Company’s Knowledge, threatened with respect to any Company Employee Plan or the assets of any Company Employee Plan.  All contributions and payments with respect to each Company Employee Plan that are required to be made with respect to periods ending on or prior to the Closing Date have been, or will be, timely made or accrued before the Closing Date in accordance with the terms of the applicable Company Employee Plan.

(k)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with another event) will (i) result in the increase or payment of any compensation or benefits to any current or former employee or other individual service provider of Company, (ii) result in the acceleration of the time of payment, funding, or vesting of any benefits under any Company Employee Plan or Contract with any current or former employee or other individual service provider of Company, or (iii) result in the payment of any amount to any current or former employee or other individual service provider of Company that could, alone or in combination with another payment, not be deductible by reason of Section 280G and Section 4999 of the Code. No Company Employee Plan or Contract with a current employee or individual service provider of Company provides for the gross-up, reimbursement, or indemnification of any Taxes imposed by Sections 409A or 4999 of the Code.

(l)      No Company Employee Plan or Contract provides compensation or benefits to any current or former employee or individual service provider of Company who resides or performs services primarily outside of the United States.

(m)    Company has not used the services of workers provided by third-party contract labor suppliers, seasonal employees, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Employee Plan or the imposition of penalties or excise Taxes with respect to any Company Employee Plan by the Internal Revenue Service, United States Department of Labor, Pension Benefit Guaranty Company or other Governmental Authority.

(n)     Except as disclosed in Schedule 7.17(n), no director, manager, officer, employee, independent contractors or consultant of Company (each, a “Service Provider”) is or will be subject to any Contracts that specify a particular employment or service term or a minimum or committed level of compensation, or limit Company’s right to terminate the employment or service relationship of such Service Provider with Company.  Except as may be required by Law and except as disclosed in Schedule 7.17(n), Company does not and will not have any contractual obligation (i) to provide any particular form or period of notice prior to termination, or (ii) to pay any of such Service Providers any severance or termination benefits in connection with their termination of employment or service.  Except as specifically contemplated by this Agreement, to Company’s Knowledge, none of the key employees has a present intention to terminate his, her or its employment or service with Company, whether before, at or soon after the Closing.

7.18    Insurance.  Schedule 7.18 lists each insurance policy maintained by or on behalf of Company with respect to their respective properties, assets and business, together with a claims history for the past two years.  All of such insurance policies are in full force and effect, all premiums due and payable with respect to such insurance policies have been paid to date, and Company has never been (i) in default with respect to its Liabilities under any such insurance policies or (ii) denied insurance coverage.  Such insurance policies provide coverage customary for similarly situated companies in the same or similar industries and as required by applicable Law.  Except as set forth on Schedule 7.18, Company does not have any self-insurance or co-insurance program, and the reserves set forth in the Financial Statements are adequate to cover all anticipated Liabilities with respect to any such self-insurance or coinsurance program.

7.19    Environmental Matters.

(a)     Company has complied with and is currently in compliance with all Environmental Laws and has no Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements, and Company has not received any oral or written notice, report or information regarding any Liabilities, including corrective, investigatory or remedial obligations arising under Environmental Requirements which relate to Company or any of its properties or facilities.

(b)     Without limiting the generality of the foregoing, Company has timely applied for, obtained and complied with, and is currently in compliance with, all Permits and other authorizations that may be required pursuant to any Environmental Laws for the occupancy of its properties or facilities or the operation of its business and have made all declarations and filings with Governmental Authorities necessary for the lawful conduct of Company’s respective businesses as presently conducted.

(c)     None of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby and thereby shall impose any Liability on Company or otherwise for site investigation or cleanup, or notification to or consent of any government agencies or third parties under any Environmental Laws (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(d)     Except as set forth on Schedule 7.19(d), (i) Company has not received any written notice of any violation of, or Liability or Proceeding under, any Environmental Laws or with respect to Hazardous Materials; and (ii) no Order is outstanding and no Proceeding is pending or, to Company’s Knowledge, threatened against Company arising under or related to Environmental Laws or Hazardous Materials.

(e)     Except as set forth on Schedule 7.19(e), Company has not arranged, by Contract or otherwise, for the transportation, treatment, storage or disposal of any Hazardous Materials at, on, to, under or from any location, except as would not reasonably be expected to result in any material Liability to Company.

(f)      Except as set forth on Schedule 7.19(f), there has been no Release at, on, under or from the Leased Real Property or any other real property currently or formerly owned, operated or leased by Company, except as would not reasonably be expected to result in any material Liability to Company.

(g)     Except as set forth on Schedule 7.19(g), Company does not own or operate and, to Company’s Knowledge, the Leased Real Property contains (i) emergency generators, (ii) underground or aboveground improvements, including but not limited to treatment or storage tanks, used currently or in the past for the management of Hazardous Materials, (iii) any dump or landfill, or (iv) any Facilities containing polychlorinated biphenyls, “toxic mold,” lead-based paint, or asbestos-containing materials.

(h)     Company has made available to Buyer copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to Company’s compliance with Environmental Laws or the environmental condition of any Leased Real Property or any other real property that Company formerly owned, operated, or leased.

7.20    Names and Location.  Except as set forth on Schedule 7.20, (i) during the preceding two (2)-year period, Company has not used any name or names under which Company has invoiced account debtors, maintained records concerning its assets or otherwise conducted its business, other than the exact name under which it has executed this Agreement, and (ii) all of Company’s assets are located at each of the premises disclosed on Schedule 7.20.

7.21    Insider Transactions.  Except as disclosed on Schedule 7.21, no officer, director, or other Affiliate of Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with Company or which is pertaining to the business of Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Company.  Schedule 7.21 hereto describes (i) all affiliated services provided to or on behalf of Company by any Insider and (ii) a description of all relationships and affiliations among such Insiders to any arrangements or transactions disclosed in accordance with clause (i).  Except as disclosed on Schedule 7.21, (a) to its Knowledge, no employee or securityholder of Company or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Other Insiders”), is a party to any Contract or transaction with Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of Company, and (b) each Contract or transaction in excess of $15,000 per year between an Other Insider and the Company is commercially reasonable and on arms-length terms.

7.22    Intellectual Property.

(a)     Schedule 7.22(a) sets forth a true and complete list of all (i) registered, issued and applied-for Intellectual Property Rights owned by or pending in the name of any Company on the date hereof (collectively, “Company Registered IP”), indicating for each such item the applicable owner, filing or registration number, filing jurisdiction, and date of expiration (if any), and (ii) all material, unregistered Intellectual Property Rights of Company. All Company Registered IP is enforceable, valid and subsisting, and has not expired or been cancelled or abandoned. All necessary registration, maintenance and renewal fees currently due in connection with such Company Registered IP have been made and all necessary documents, recordations and certificates in connection with such Company Registered IP have been filed with the relevant patent, copyright, trademark and other authorities in the United States and all foreign jurisdictions for the purposes of prosecuting, perfecting and maintaining such Company Registered IP in the name of Company. Company has no Knowledge of any information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would (x) render any of the Company Registered IP invalid or unenforceable, (y) would materially affect any pending application for any Company Registered IP, or (z) would otherwise affect the validity or enforceability of any Company Registered IP.

(b)     Except as set forth on Schedule 7.22(b), all right, title and interest in and to all Company Registered IP, and all other Intellectual Property Rights owned or purported to be owned by Company or necessary for or used in the business or operations of Company as presently conducted (collectively, “Company Intellectual Property”), are (x) owned exclusively by Company free and clear of all Liens, except for Liens listed in Schedule 7.22 (b), or (y) used or held for use in the business or operations of Company pursuant to a written and enforceable license agreement, a true and correct copy of which has been furnished to Buyer. The Company Intellectual Property constitutes all of the Intellectual Property Rights necessary for the operation of Company as currently conducted.

(c)     All Company Intellectual Property is and will be fully transferable and licensable by Buyer without restriction and without payment of any kind to any Person.

(d)     No Company Intellectual Property is subject to any Proceeding or outstanding Order or Contract restricting in any material manner the use, transfer, or licensing thereof by Company or which may materially affect the validity, use or enforceability of any such Company Intellectual Property.

(e)     Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person, or (ii)

permitted Company’s rights in any Company Intellectual Property to lapse or enter the public domain.

(f)      Company have taken reasonable steps to maintain and protect the trade secrets and other confidential information of or held by Company and the trade secrets and confidential information of all third parties provided to Company under an obligation of confidentiality.

(g)     Except as set forth on Schedule 7.22(g), (i) none of Company nor any of their products or services are infringing upon or misappropriating, or, to Company’s knowledge, have infringed upon or misappropriated, any Intellectual Property Rights of any third party, and Company has not received any notice or claim asserting any such infringement or misappropriation, (ii) to Company’s Knowledge, no third party is misappropriating or infringing, or has misappropriated or infringed, any Company Intellectual Property, and none of Company have made such claim to any third party, and (iii) none of the Company Intellectual Property that is material to the business of Company is subject to any outstanding Order restricting or limiting in any material respect the ownership, use or licensing thereof by Company.

(h)     To Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Source Code to any Person.

(i)      The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property Contract. Following the Closing, Buyer will be permitted to exercise all of Company’ rights under all Intellectual Property Contracts to the same extent Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration.

(j)      Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any third party being granted any right or access to, or the placement in or release from escrow, of any Source Code, (ii) Buyer or any of its Affiliates granting to any third party any right or license in or to any Intellectual Property Right, (iii) Buyer or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or being obligated to pay any royalties or other amounts to any third party in excess of those payable by Buyer prior to the Closing.

(k)     No funding of any Governmental Authority, facility of a university, college, other educational institution or research center or funding from any other third party was used in the development of Company product or service or Company Intellectual Property. To Company’s Knowledge, no current or former employee or independent contractor of Company who was involved in, or who contributed to, the creation or development of Company product or service or Company Intellectual Property has performed services for any Governmental Authority, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Company.

(l)      Schedule 7.22(l) sets forth all of the IT Assets of Company that are in production or use as of the date hereof.  All IT Assets used by Company in the conduct of their businesses: (i) operate and perform in all material respects in conformance with their documentation and functional specifications; (ii) are free from any material software defects; (iii) do not contain any virus, software routine, hardware component, disabling code or instructions, spyware or other vulnerabilities or faults designed to or that could permit unauthorized access or to disable or otherwise harm any computer, system or software, or any information contained therein, or any software routine designed to or that could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the IT Assets; (iv) are sufficient in all material respects for the operation of the businesses of Company as currently conducted; and (v) since March 31, 2016, have not experienced or been affected by any failure, breakdowns, continued substandard performance or other adverse event that have caused any material disruption or interruption to the business of Company. To Company’s Knowledge, no Person has gained unauthorized access to any IT Assets. Company have implemented and maintained, consistent with customary industry practices and its obligations to third parties, security and other measures to protect the IT Assets from unauthorized access, use, or modification. The IT Assets are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of Company. From and after the Closing, Company will have and be permitted to exercise the same rights with respect to the IT Assets as Company would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration.

(m)    All current and former officers and directors of Company and all current and former employees and consultants of Company who are or were at any time involved in the design, development or implementation of Intellectual Property Rights for or on behalf of Company, or who may be or were exposed to any trade secret or confidential know-how of Company, have executed and delivered to Company an agreement assigning to Company the entire right, title and interest in and to such Intellectual Property Rights and protecting the secrecy, confidentiality and value of such trade secrets or confidential information.

(n)     Except as set forth on Schedule 7.22(n), no software included in Company product or service and no software otherwise included in any of the Company Intellectual Property (“Company Software”) contain, use, incorporate or are distributed in conjunction with or combined with any software or material that is licensed pursuant to the provisions of any “open source,” “copyleft” or other similar license agreement, including any version of any software licensed pursuant to any GNU, General Public License (GPL) or GNU Lesser/Library Public License (LGPL), or Mozilla Public License (MPL), or any other similar license agreement that would require or result in (i) Company disclosing and distributing any Company Software in a form other than object code form, (ii) Company making the Company Software available to any third-party recipient under terms that allow preparation of a derivative work, (iii) Company making Company Software available to any third-party recipient under terms that allow software or any interface therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under Law), or (iv) Company making the Company Software available to any third-party recipient at no license fee (each, an “Open Source License”). To Company’s Knowledge, and except as set forth on Schedule 7.22(n), no Company Software, as a result of the distribution, modification, intermingling or integration of Company Software with any software or material licensed under any Open Source License, is, in whole or in part, subject to any provision of any Open Source License. All use and distribution of Company product or service is in full compliance with all Open Source Licenses applicable thereto.

7.23    Brokerage.  Except as set forth on Schedule 7.23, there is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of Company or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement.

7.24    No Liquidation, Insolvency, Winding-Up.

(a)       As of the date of this Agreement, no judgment, Order or decree has been made, or petition presented, or resolution passed for the winding-up or liquidation of Company, and there is not outstanding:

(i)         any petition or judgment, Order or decree for the winding up of Company;

(ii)        any appointment of a receiver over the whole or part of the undertaking of assets of Company;

(iii)       any petition or Order for administration of Company;

(iv)       any voluntary arrangement between Company and any of their creditors;

(v)        any assignment for the benefit of Company’s creditors or similar creditor arrangement or remedy;

(vi)       any voluntary petition, involuntary petition or Order for relief with respect to Company under applicable Law;

(vii)      any distress or execution or other process levied in respect of Company which remains undischarged; or

(viii)     any unfulfilled or unsatisfied judgment or court Order against Company.

(b)      To the Knowledge of Company, there are no circumstances which would entitle any Person or entity to present a petition for the winding-up or administration of Company or to appoint a receiver over the whole or any part of the assets of Company.

(c)       Company has not been deemed unable to pay its debts as they come due within the meaning of applicable Law.

(d)      The operations of Company have not been terminated.

(e)       No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, with the intent to hinder, delay or defraud either present or future creditors of Company.

7.25    Data Privacy.  In connection with its collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Personal Information”), Company is and has been in compliance in all material respects with all applicable Laws in all relevant jurisdictions, Company’s privacy policies and the requirements of any Contract or codes of conduct to which Company is a party.  Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure.  Company is and has been in compliance with such measures and policies in all material respects.

7.26    Disclosure.  To the Company’s Knowledge, the representations and warranties in this Section 7 (together with disclosures set forth in the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 7 (or contained in the Disclosure Schedule) not misleading in light of the circumstances in which it was made.

SECTION 8.   REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Sellers as follows:

8.1       Authorization.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to carry on its business as now conducted.  Buyer has full organizational power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Board of Directors and the shareholders of Buyer have duly approved this Agreement and all Ancillary Agreements to which it is a party and has duly authorized the execution and delivery of this Agreement and all Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  No other Proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and all Ancillary Agreements to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

8.2       Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and all agreements, documents and instruments executed and delivered by it pursuant hereto and the performance of the transactions contemplated by this Agreement and the Ancillary Agreements do not and will not:  (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any Permit or Contract to which Buyer is a party or by which it or its respective assets are bound, (ii) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, or accelerate any obligation under, any provision of Buyer’s organizational documents; (iii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to Buyer; or (iv) require from Buyer any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

8.3       Brokerage.  There is no investment banker, broker, finder or other intermediary whom has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

8.4       No Conflict.  All consents, approvals, Orders, authorizations, registrations, qualifications, designations, declarations or filings with any federal, state or local governmental agency or authority required on the part of Buyer in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein and therein shall have been obtained prior to, and be effective as of, the Closing.

SECTION 9.   INDEMNITY AND LIMITATION OF LIABILITY.

9.1       Survival.  All representations, warranties, covenants and agreements set forth in this Agreement, the Disclosure Schedules or in any certificate or instrument delivered in connection herewith shall survive the Closing Date.  For purposes of this Agreement, the term “Applicable Limitation Date” means the date that is fifteen (15) months following the Closing Date; provided however that the Applicable Limitation Date with respect to (A) the representations and warranties in Section 7.1 (Organization and Corporate Power), Section 7.2 (Authorization of Transactions), Section 7.4 (Capitalization; Subsidiaries), Section 7.16 (Taxes), and Section 7.24 (No Liquidation, Insolvency, Winding-Up) (collectively, the “Company Fundamental Representations”), and (B) the representations and warranties in Section 6.1 (Organization), Section 6.2 (Authorization), and Section 6.4 (Title) of this Agreement (the “Seller Fundamental Representations”), shall each be the five (5) year anniversary of the Closing Date, except the Applicable Limitation Date with respect to Section 7.16 (Taxes) shall be the seven (7) year anniversary of the Closing Date.  For the avoidance of doubt, all covenants and agreements of the Indemnifying Parties set forth in this Agreement shall survive indefinitely.

9.2       Indemnification.

(a)        Indemnification Seller and Founder Breaches.  Subject to each of the limitations set forth in this Section 9, after the Closing, the Sellers and Founders (each a “Indemnifying Party” and collectively, the “Indemnifying Parties”), severally and not jointly, shall indemnify and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns who are not a Seller or Founder (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any Losses which an Indemnified Party suffers, sustains or becomes subject to as a result of, relating to or in connection with:

(i)         a breach of any representation or warranty (other than any Seller Fundamental Representation) made by such Seller or Founder contained in this Agreement (including in the Disclosure Schedules or in any certificate or agreement delivered by or on behalf of such Seller or Founder in connection herewith);

(ii)        a breach of any Seller Fundamental Representation made by such Seller or Founder contained in this Agreement (including in the Disclosure Schedules or in any certificate or agreement delivered by or on behalf of such Seller or Founder in connection herewith); and/or

(iii)       a breach of any covenant or agreement by such Founder or Seller contained in this Agreement.

(b)        Indemnification by Seller and Founder for Company Breaches.  Subject to each of the limitations set forth in this Section 9, after the Closing, the Indemnifying Parties, jointly and severally (based upon the Pro Rata Share applicable to such Indemnifying Party), shall indemnify and hold harmless each Indemnified Party from and against any Losses which an Indemnified Party suffers, sustains or becomes subject to as a result of, relating to, or in connection with:

(i)         a breach of any representation or warranty (other than any Company Fundamental Representation) made by Company contained in this Agreement (including in the Disclosure Schedules or in any certificate or agreement delivered by or on behalf of Company in connection herewith);

(ii)        a breach of any Company Fundamental Representation made by Company contained in this Agreement (including in the Disclosure Schedules or in any certificate or agreement delivered by or on behalf of Company in connection herewith);

(iii)       a breach of any covenant or agreement by Company at or prior to the Closing contained in this Agreement;

(iv)       any and all Tax claims resulting from, arising out of or relating to:  (a) any Taxes imposed on Company with respect to any Pre-Closing Tax Period and any Pre-Closing Taxes attributable to any Straddle Period; (b) any and all Taxes of any Person (other than Company) imposed on Company as a transferee or successor under Law or pursuant to any Law with similar effect as a result of any transaction occurring before the Closing; and (c) the Transfer Taxes for which the Sellers are liable pursuant to Section 5.4(b);

(v)        any claims for indemnification made by any officer, director, employee or any other Person (other than an Indemnified Party) against Company or its Subsidiaries for the period prior to Closing to the extent not satisfied by the D&O Tail Policy;

(vi)       any claims for any expenses, costs, liabilities or other Losses relating to Company’s operations, closure, dissolution and/or winding up of its Costa Rican subsidiary; and/or

(vii)      any claims relating to the Company Stock Option Plans.

(c)        Limitations on Indemnity.  The indemnification provided for in Sections 9.2(a) and (b) above is subject to the following limitations:

(i)         The Sellers shall have no indemnification obligation in respect of claims made pursuant to Sections 9.2(a)(i) and (ii) and 9.2(b)(i) and (ii) unless the Indemnified Party gives written notice of the claim to the Sellers’ Agent in accordance with the procedures set forth herein on or before the Applicable Limitation Date.  If the Indemnified Party delivers such written notice of a claim on or prior to the Applicable Limitation Date, then the Sellers’ indemnification obligation in respect of the claims described in the notice shall survive the Applicable Limitation Date, notwithstanding that the representations and warranties on which such claim is based have expired.

(ii)        No claim for indemnification shall be brought under Sections 9.2(a)(i) and 9.2(b)(i) until the total of the aggregate amount of all Losses (including those Losses from dollar one of the Individual Threshold (as defined below) and not only those Losses above $5,000) under Sections 9.2(a) and 9.2(b) are greater than one hundred thousand dollars ($100,000) (the “Aggregate Threshold”), at which point the Indemnifying Parties will be obligated to indemnify the Indemnified Parties for all such Losses (including those Losses from dollar one of the Aggregate Threshold and not only those Losses above $100,000); provided that the amount of any individual claim (or series of related claims) for Losses under Sections 9.2(a)(i) and 9.2(b)(i) shall not be counted toward the Aggregate Threshold until such Losses exceed $5,000 (the “Individual Threshold”, and together with the Aggregate Threshold, the “Thresholds”).

(iii)       For any Loss prior to the Indemnity Holdback Release Date (as defined below), and subject to the limitations described in this Section 9, (1) for Losses arising under Sections 9.2(a)(i) or 9.2(b)(i), the Indemnified Parties shall seek to recover one hundred percent (100%) of such Losses solely from the Indemnity Holdback Amount, provided that in the event of a Third Party Claim, the Company is sued (or threatened to be sued), and incurs the Loss and settles the Third Party Claim, then the Company shall pay such settlement of the Third Party Claim with amounts from the Indemnity Holdback Amount, (2) for Losses arising under Sections 9.2(a)(ii) or 9.2(a)(iii), Buyer shall deduct from the Indemnity Holdback Amount such Seller’s Pro Rata Share of the Losses, and to the extent the Losses exceed such Pro Rata Share, the Indemnified Parties shall seek to recover the balance of the Losses only from the breaching Seller or Founder, up to the amount of proceeds received by such breaching Seller or Founder, and (3) for Losses arising under Sections 9.2(b)(ii) through (vii), the Indemnified Parties shall seek to recover 100% of such Losses from the Indemnity Holdback Amount, and in the event the entire Indemnity Holdback Amount has been paid to Buyer, or released to Sellers as provided for herein, then the Indemnified Parties shall be entitled to recover seventy percent (70%) of such remaining Losses from the Sellers and the remaining thirty percent (30%) of such Losses (the “Unrecovered Losses”) from Founders pursuant to Section 5.1(d) of the Shareholders Agreement, up to the amount of proceeds received by such Seller or Founder hereunder or thereunder, provided that in the event of a Third Party Claim, the Company is sued (or threatened to be sued), incurs the Loss and settles the Third Party Claim, then the Company shall pay such Third Party Claim with amounts from the Indemnity Holdback Amount.

(iv)       The aggregate Liability of the Indemnifying Parties for Losses pursuant to Section 9.2(b)(i) and Section 9.2(a)(i) for which the Indemnifying Parties shall be required to provide indemnification hereunder shall not exceed the Indemnity Holdback Amount (the “Cap”), and the Indemnity Holdback Amount shall be the sole source of payment for such Losses; provided, however, that the aggregate Liability of the Indemnifying Parties for Losses under this Section 9 other than those pursuant to Sections 9.2(b)(i) or Section 9.2(a)(i), shall be capped at such Sellers’ Pro Rata Share of the total Purchase Price.

(v)        Solely for purposes of determining and calculating the amount of Losses incurred under this Agreement (but not for determining whether or not a breach of a representation or warranty has occurred), all representations and warranties set forth herein or in the Disclosure Schedules that are qualified by reference to “material,” “materially,” “Material Adverse Effect” or any similar term (collectively, “Materiality Qualifiers”) shall be deemed to have been made without giving effect to such Materiality Qualifiers.

(vi)       Notwithstanding anything in this Agreement to the contrary, Buyer shall not be entitled to be indemnified for any punitive, consequential, special or indirect damages, except in the event of fraud or intentional misconduct.

(vii)      Notwithstanding anything in this Agreement to the contrary, the indemnification limits set forth in this Section 9.2(c) shall not apply in the event of fraud or intentional misconduct (which means that the Cap and the Thresholds will not apply in the event of fraud or intentional misconduct), and the Applicable Limitation Date also shall continue indefinitely in such event(s).

(viii)     Notwithstanding anything to contrary herein, Buyer can recover directly from Founders all Losses arising from or relating to Founders’ breaches of their own representations, warranties, agreements and covenants hereunder in accordance with Section 9.2(a), such Losses to be (A) deducted from amounts otherwise payable to Founders under the Shareholders Agreement (if prior to the Closing of SHA Transactions under the Shareholders Agreement, as defined thereunder) or (B) recoverable from the Founders if after the Closing of SHA Transactions under the Shareholders Agreement.

(d)        Any Indemnified Party’s right to indemnification, reimbursement or any other remedy arising from or in connection with the representations, warranties, covenants, agreements or obligations contained in this Agreement (including the Disclosure Schedules) or any Ancillary Agreement or writing delivered pursuant to this Agreement shall not be affected by (a) any investigation conducted by or on behalf of such Person with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation or (b) any knowledge acquired (or capable of being acquired) by a party (or any of its Affiliates, directors, officers, stockholders, owners, employees, representatives, agents or advisors) at any time with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation.

9.3       Procedures.

(a)        Buyer shall reasonably promptly, following the incurrence of any Losses or discovery of any potential Losses by an Indemnified Party in the belief that that such Indemnified Party is or will be entitled to indemnification pursuant to this Section 9, notify the Sellers’ Agent (the “Notice”) of the Loss (or potential Loss) and a description of the amount, if then known, (“Claimed Amount”) for which the Indemnified Party may be entitled to indemnification to this Section 9.  Subject to the survival periods and time limitations on making claims hereunder set forth in Section 9, the failure of an Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent (and only to the extent) that Indemnifying Parties are actually and materially prejudiced by such failure.

(b)        Within thirty (30) days after delivery of a Notice, the Sellers’ Agent shall deliver to the Indemnified Party a written response in which Sellers’ Agent shall on behalf of the Indemnifying Parties:  (A) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by payment by the Indemnifying Parties to the Indemnified Party of the Claimed Amount, by check or by wire transfer, as applicable), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (such part, the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer, as applicable, and the remainder of the Claimed Amount shall be resolved in accordance with the following provisions in this Section 9.3), or (C) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If Sellers’ Agent in such response contests the payment of all or part of the Claimed Amount, the Sellers’ Agent and the Indemnified Party shall use good faith efforts to resolve such dispute without recourse to litigation.  If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such contest notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit the dispute arising to any court of competent jurisdiction in accordance with Section 10.11.

(c)        All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim (a “Third Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures.  Any Indemnified Party shall reasonably promptly, but in any event within fifteen (15) Business Days after the Indemnified Party receives written notice of such Third Party Claim, notify in writing the Sellers’ Agent of such claim and provide all material available information regarding such claim (but the failure of an Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent (and only to the extent) that Indemnifying Parties are actually and materially prejudiced by such failure).  If the indemnification sought pursuant hereto involves a Third Party Claim, Buyer shall be entitled to handle the defense of such Third Party Claim at the Sellers’ cost, with counsel selected by Buyer and reasonably acceptable to the Sellers’ Agent. Buyer shall have the right to settle, adjust or compromise a Third Party Claim (including payment of fees of counsel and other experts) subject to the Sellers’ Agent’s consent (which shall not be unreasonably withheld, delayed or conditioned). Such settlement, adjustment or compromise shall be conclusive evidence of the amount of Losses incurred by the Indemnified Party in connection with such Third Party Claim.

(d)        The amount of any and all Losses under this Section 9 shall be determined net of any amounts actually recovered by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy (net of any increase in premiums resulting from the payment of such insurance proceeds), indemnity, reimbursement arrangement or Contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights, provided, that this Section 9.3(d) shall not be construed to require any Person to obtain any insurance coverage or to make a claim under any insurance coverage.

(e)        The Sellers’ Agent will act on behalf of the Sellers for all purposes (other than with respect to any obligations to make, or rights to receive, payments) under this Section 9.

9.4       Treatment of Indemnification Payments and Indemnification Calculations.  Except as otherwise required by applicable Law, any indemnification payments made by the Sellers pursuant to this Agreement shall be treated for all Tax purposes by all parties as an adjustment to the Purchase Price (as determined for U.S. federal income Tax purposes).

9.5       Limitation of Remedies.  Each Party acknowledges and agrees that, from and after the Closing, except in the case of claims arising out of, relating to, resulting from, based upon, by reason of or in connection with fraud or intentional misconduct, its sole and exclusive remedy with respect to any and all claims for breaches of this Agreement and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 9.  Notwithstanding the foregoing, nothing contained herein shall impair the right of any party to compel specific performance by another party of its obligations or seek injunctive relief under this Agreement.

9.6       Indemnity Holdback; Manner of Indemnification. To provide a fund against which Buyer may assert claims of indemnification under this Section 9 (an “Indemnification Claim”), the Indemnity Holdback Amount shall be held and distributed in accordance with this Section 9 and each Third Party Claim made by Buyer shall be made only in accordance with this Section 9.  Any interest or other income paid on the Indemnity Holdback Amount shall be added to the Indemnity Holdback Amount and become a part thereof and available for satisfaction of Indemnification Claims made by an Indemnified Party.  Subject to the terms and conditions of this Agreement, the entire amount of the Indemnity Holdback Amount shall be available to an Indemnified Party for satisfaction of any Losses it may suffer that are subject to indemnification pursuant to this Section 9, regardless of whether or not such Losses were caused by any of Company, a Seller, a Founder or any of their Affiliates and irrespective of whether Indemnification Claims under this Section 9 were first asserted by an Indemnified Party against one or more of such Persons.  On the date that is fifteen (15) months following the Closing Date (the “Indemnity Holdback Release Date”), any amounts then remaining of the Indemnity Holdback Amount shall be distributed to Sellers (based upon their Pro Rata Share), minus the sum of (i) the amounts to which Buyer is entitled, but has not yet received pursuant to this Section 9 and (ii) the amounts of any unresolved claims for indemnification pending as of such date.  With respect to any unresolved claim that is a Third Party Claim, if the Indemnified Parties have settled such Third Party Claim, then the Indemnified Parties shall first recover 100% of such Losses from the amount withheld in the Indemnity Holdback Amount to the extent of amounts left in the Indemnity Holdback Amount.

To the extent amounts remain after resolution of all unresolved claims after the Indemnity Holdback Release Date, such remaining amounts shall be promptly distributed by Buyer to Sellers (based upon their Pro Rata Share).

9.7       Matters Relating to the Sellers’ Agent.

(a)        Appointment of the Sellers’ Agent.  By virtue of the execution of this Agreement, each Seller and Founder hereby appoints Outforce LLC as the “Sellers’ Agent” as the representative, agent and attorney-in-fact of each of the Sellers, with full power of substitution or resubstitution, to act on behalf of the Sellers with respect to such Seller’s Company Shares, this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby in accordance with the terms and provisions of this Agreement and the Ancillary Agreements, and to act on behalf of the Sellers in any litigation involving this Agreement and the Ancillary Agreements, to do or refrain from doing all such further acts and things, and to execute all such documents and ancillary agreements as the Sellers’ Agent shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)         to act for the Sellers with regard to matters pertaining to Section 2,  Section 9 and Section 10 of this Agreement;

(ii)        to execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Sellers’ Agent deems necessary or appropriate in connection with the consummation of the transactions contemplated hereby, including amendments to this Agreement;

(iii)       to receive funds, make payments of funds, and give receipts for funds;

(iv)       to receive funds for the payment of expenses of the Sellers and apply such funds in payment for such expenses;

(v)        to hold back funds from the Purchase Price to satisfy any potential expenses of the Sellers’ Agent in performing its duties hereunder (the “Expense Holdback”);

(vi)       to enforce the rights of the Sellers under the terms and provisions of this Agreement and the Ancillary Agreements;

(vii)      to give and receive notices and communications to or from the Buyer (on behalf of itself or any other Indemnified Party) relating to this Agreement or any of the transactions and other matters contemplated hereby;

(viii)     to assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with Orders and judgments of courts and awards of arbitrators with respect to, any claim for indemnification asserted on behalf of or against the Sellers under this Section 9 or any other claim by any Indemnified Party against the Sellers or by the Sellers against any Indemnified Party or any dispute between any Indemnified Party and the

Sellers, in each case relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby;

(ix)       to take any other actions specified in or contemplated by this Agreement and the Ancillary Agreements; and

(x)        to do or refrain from doing any further act or deed on behalf of the Sellers that the Sellers’ Agent deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Sellers could do if personally present.

The Sellers’ Agent hereby accepts such appointment.  The Person serving as the Sellers’ Agent may be removed or replaced from time to time (or if such Person resigns from its position as the Sellers’ Agent then a successor may be appointed) by consent of Sellers who received, in the aggregate, more than 50.1% of the amount of cash payable to all Sellers pursuant to this Agreement in respect of the Company Shares owned by the Sellers immediately prior to the Closing.

(b)        Rights and Obligations of Sellers’ Agent.  The appointment of the Sellers’ Agent to act on behalf of the Sellers shall be deemed coupled with an interest and shall be irrevocable, and the Buyer, Company, Founders and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Agent in all matters referred to herein.  After the Closing, all notices required to be made or delivered by the Buyer to the Sellers shall be made to the Sellers’ Agent for the benefit of the Sellers and shall discharge in full all notice requirements of the Buyer to the Sellers with respect thereto.  The Sellers’ Agent shall act for the Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Agent believes to be in the best interest of the Sellers and consistent with the obligations of the Sellers under this Agreement, but the Sellers’ Agent shall not be responsible or liable to the Sellers for any Loss or damages which the Sellers may suffer by the performance of the Sellers’ Agent’s duties under this Agreement, other than Loss or damages arising from the Sellers’ Agent’s gross negligence, willful misconduct, bad faith or fraud in the performance of such duties under this Agreement and in no event will any such losses or damages include special, indirect or consequential losses or damages of any kind whatsoever (including lost profits).  The Sellers’ Agent shall not be required to have any duties or responsibilities to the Sellers except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties, obligations or Liabilities shall be read into this Agreement or shall otherwise exist against the Sellers’ Agent.  No provision of this Agreement will require the Sellers’ Agent to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges under this Agreement on behalf of any Seller.

(c)        Reliance by Sellers’ Agent.  With respect to the Sellers, the Sellers’ Agent shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Sellers, Founders, the Buyer, or Company, or any other evidence reasonably deemed by the Sellers’ Agent to be reliable, and the Sellers’ Agent shall be entitled to act on (and shall not be liable to the Sellers for any actions taken in reliance upon) the advice of counsel selected by it.

(d)        Expenses of Sellers’ Agent.

(i)         The Sellers’ Agent may establish a reserve account (the “Reserve Account”) on account of all Sellers in accordance with their Pro Rata Share, as set forth on Exhibit A, in an aggregate amount equal to One Hundred Thousand Dollars ($100,000) (the amount so established, the “Reserve Amount”) to pay costs, fees and expenses incurred by or for the benefit of the Sellers on or after the Closing in connection with the transactions contemplated by this Agreement.

(ii)        The Sellers’ Agent shall be entitled to retain counsel and to incur such expenses (including court costs and reasonable attorneys’ fees and expenses) as the Sellers’ Agent deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement.  All fees and expenses incurred by the Sellers’ Agent in performing its duties shall be borne by the Sellers in accordance with their respective Pro Rata Share (severally as to each Seller only and not jointly as to or with any other Seller).

(iii)       The Reserve Account will be retained by the Sellers’ Agent for such period of time as the Sellers’ Agent shall determine in its sole discretion.  The Sellers will not receive any interest or earnings on the Reserve Account and irrevocably transfer and assign to the Sellers’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Agent will not be liable for any loss of principal of the Reserve Account other than as a result of its gross negligence or willful misconduct. The Sellers’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy.

(iv)       To the extent amounts placed into the Reserve Account are not used, or in the judgment of the Sellers’ Agent are not expected to be used, to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement including costs associated with any Indemnification Claims, such remaining amount, together with all earnings thereon, shall be returned to the Buyer, who shall arrange to distribute such remaining Reserve Amount to the Sellers reasonably promptly in proportion to their respective Pro Rata Share.  The Sellers’ Agent shall have sole and exclusive authority to disburse and pay amounts placed into the Reserve Account consistent with the provisions of this Agreement.

(e)        Indemnification.  Each Seller shall indemnify, defend and hold harmless the Sellers’ Agent from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Agent Losses”) arising out of or in connection with the Sellers’ Agent’s  execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Agent Loss is suffered or incurred; provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Sellers’ Agent, the Sellers’ Agent will reimburse the Sellers the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Sellers’ Agent by the Sellers, the Sellers’ Agent shall be entitled to seek any remedies available to it at Law or otherwise. In no event will the Sellers’ Agent be required to advance its own funds on behalf of the Sellers or otherwise against the Sellers. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Sellers’ Agent under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Sellers’ Agent or the termination of this Agreement.  Each Seller, by its execution of this Agreement, shall authorize the Sellers’ Agent to apply proceeds otherwise distributable to the Sellers pursuant to this Agreement to satisfy any of the Sellers’ obligations under this Section 9.7.

(f)        Survival.  The agreements in this Section 9.7 shall survive termination of this Agreement.

SECTION 10. MISCELLANEOUS.

10.1     Amendment.  This Agreement may not be amended or modified except (a) by an instrument in writing signed by or on behalf of Sellers’ Agent, Buyer and Company or (b) by a waiver in accordance with Section 10.1(a).

(a)        Waiver.  Any Party to this Agreement may waive compliance or performance of any provision of this Agreement that is intended for the benefit of such waiving Party.  Any such extension or waiver shall be valid only if set forth in a writing executed by the Party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition or as a waiver of any other term or condition of this Agreement.  The failure of any Party to assert any of its rights under this Section 10.1 shall not constitute a waiver of any of such rights.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  Notwithstanding anything to the contrary, after the Closing, the Sellers’ Agent can make waivers on behalf of the Sellers.

10.2     Specific Performance.  Company and Sellers agree and acknowledges that Company’s business is unique and recognize and affirm that in the event of a breach of this Agreement by such Person, money damages may be inadequate and Buyer may have no adequate remedy at Law.  Accordingly, Company and Sellers agree that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Company’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including injunction and specific performance.  If any such action is brought by Buyer to enforce this Agreement, Company and Sellers hereby waive the defense that there is an adequate remedy at Law or the requirement for the posting of any bond or similar security.

10.3     Expenses.  Except as otherwise expressly provided herein, each of the Parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby.

10.4     Notices.  All notices, claims, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been duly made or given (a) when personally delivered, (b) four (4) Business Days after mailing if mailed by certified or registered mail, return receipt requested, (c) the next Business Day if delivered by reputable express courier service (sent for delivery on the next Business Day), (d) the next Business Day if sent via email or facsimile (with original copy to follow by reputable express courier service) to the respective Parties at the following addresses (or such other address for a Party as shall be specified in a notice given in accordance with this Section 10.4):

If to Company: Motif, Inc. 300 N. Bayshore Boulevard San Mateo, CA 94401	with a copy to: Silicon Counsel LLP 228 Hamilton Ave., 3rd Floor Palo Alto, California 94301 Attention: David Hubb (dave@siliconlaw.com)

If to Buyer:

TeleTech Services Corporation
9197 South Peoria Street
Englewood, Colorado  80112
Attention:  Office of General Counsel

If to Sellers’ Agent:

Outforce LLC
3945 Freedom Circle
Santa Clara, CA 95054
Attn: Amit Parikh

with a copy to: TeleTech Services Corporation 9197 South Peoria Street Englewood, Colorado 80112 Attention: Office of CFO

10.5     Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise without the prior written consent of Company and Buyer; provided,  however, that notwithstanding the foregoing, Buyer may at any time in its sole discretion and without the consent of any other Party assign, in whole or in part, (a) its right to purchase the Company Shares to one or more of its Affiliates (provided that no such assignment shall release Buyer from its obligations hereunder); (b) its rights under this Agreement and the Ancillary Agreements for collateral security purposes to any lender providing financing to Buyer, such permitted assign or any of their Affiliates, and any such lender may exercise all of the rights and remedies of such assignee hereunder and thereunder; and (c) its rights under this Agreement and the Ancillary Agreements to any subsequent purchaser of Buyer, its parent or any of its divisions or any material portion of its assets (whether such sale is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise).

10.6     Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, and all other terms of this Agreement shall remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

10.7     Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with sophisticated counsel.  In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.  The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.  The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

10.8     Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

10.9     Entire Agreement.  This Agreement, the Schedules identified in this Agreement and the other documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.10   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.11   Governing Law; Exclusive Jurisdiction; Waiver of Jury Trial.

(a)        This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any such claim controversy or dispute), without regard to any applicable principles of conflicts of Law that might require the application of the Laws of any other jurisdiction.

(b)        Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party or its successors or assigns may be brought and determined by the Chancery Court of the State of Delaware (or if the Chancery Court of the State of Delaware does not have subject matter jurisdiction or declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each of the parties further agrees to accept service of process in any manner permitted by such court.  Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)        EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12   Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, except that any Person that is an Indemnified Party shall have the right to enforce the obligations contained in Section 9 herein; provided that Buyer’s direct and indirect parent entities shall be express third party beneficiaries.

10.13   Press Releases and Announcements; Confidentiality.  Founders and each Seller agree not to issue any press releases or make any public statements related to this Agreement or the transactions contemplated hereby, or make any other announcement to the employees, customers or vendors of Company without the prior written consent of Buyer. The Parties shall keep confidential the subject matter described herein and until Buyer authorizes disclosure of any such subject matter or facts, and then only to the extent authorized, and such terms and conditions determined, by Buyer in its sole discretion.

*  *  *  *

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

COMPANY: MOTIF, INC.

Kaushal Mehta, CEO

FOUNDERS: KAUSHAL MEHTA

Kaushal Mehta

FOUNDERS: PARUL MEHTA

Parul Mehta

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

FOUNDERS: THE ISHAN MEHTA IRREVOCABLE TRUST

Trustees:

Kaushal Mehta

Parul Mehta

Shailesh Muzumdar

FOUNDERS: THE ANISHI MEHTA IRREVOCABLE TRUST

Trustees:

Kaushal Mehta

Parul Mehta

Shailesh Muzumdar

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

BUYER: TELETECH SERVICES CORPORATION

By:
Name: Regina M. Paolillo
Title: Executive Vice President & Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

SELLERS:

By:
Name:
Title:

SIGNATURE OF SPOUSE (IF SELLER IS MARRIED):

By:
Name:

STATE OF _____________ )
) SS.
COUNTY OF ___________ )

On this _____ day of __________, 2017, before me, the undersigned notary, personally appeared ____________, __________________, and known to me to be the same person whose name is signed on the Stock Purchase Agreement and acknowledged the execution thereof for the uses and purposes therein set forth.

IN WITNESS WHEREOF I have hereunto set my hand and official seal.

Notary Public/Commissioner of Oaths
(SEAL)
My Commission Expires

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

SELLERS’ AGENT:

[Signature Page to Stock Purchase Agreement]

EXHIBITS

Exhibit A:	Schedule of Sellers
Exhibit B:	Determination and Calculation of Working Capital
Exhibit C:	Disclosure Schedules
Exhibit D:	Intentionally Omitted
Exhibit E:	Shareholders Agreement
Exhibit F:	Form of Stock Power
Exhibit G:	Form of Letter of Transmittal
Exhibit H:	Intentionally Omitted
Exhibit I-1:	Legal Opinion (U.S.)
Exhibit I-2:	Legal Opinion (India)
Exhibit J:	Form of Resignation
Exhibit K:	Tax Filings

EXHIBIT A

SCHEDULE OF SELLERS

Series A Preferred Stock Investors
Seller	Address of Seller	No. of Shares	Pro Rata Share (%)	Ownership in Motif, Inc. (%)
Winston Partners II, LLC	C/o Chatterjee Management Company, 888 Seventh Avenue – 34th Floor, New York, NY 10106	275,000	4.45%	3.11%
Winston Partners L.P.	C/o Chatterjee Management Company, 888 Seventh Avenue – 34th Floor, New York, NY 10106	1,100,000	17.79%	12.45%
Sunil Bates Desai Irrevocable Trust u/a dtd. 07/22/04	c/o Marianne Schmitt Hellauer, DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600	343,750	5.56%	3.89%
Vanessa H. Desai Irrevocable Trust u/a dtd. 01/03/05	c/o Marianne Schmitt Hellauer, DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600	343,750	5.56%	3.89%
Ian R.B. Desai Irrevocable Trust u/a dtd. 01/03/05	c/o Marianne Schmitt Hellauer, DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600	343,750	5.56%	3.89%
The SVI Irrevocable Trust	c/o Marianne Schmitt Hellauer, DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600	171,875	2.78%	1.95%
Irrevocable Trust #1 for the Descendants of Rohit M. Desai	c/o Marianne Schmitt Hellauer, DLA Piper US LLP, 6225 Smith Avenue, Baltimore, MD 21209-3600	171,875	2.78%	1.95%
5 S Ventures, Llc	4677 OLD IRONSIDE DR #450 SANTA CLARA CA 95054	80,234	1.30%	0.91%
Parikh Family Trust	14260 Berry Hill Ct., Los Altos Hills CA 94022	80,234	1.30%	0.91%
The Jagadeesh Family Trust	14232 SHADY OAKS COURT SARATOGA CA 95070	20,059	0.32%	0.23%

Gunjan Sinha	867 Warren Way PALO ALTO CA 94303	80,234	1.30%	0.91%
Ameesh K. And Shetal A. Divatia	27101 BYRNE PARK LANE LOS ALTOS CA 94022	80,234	1.30%	0.91%
Killer Family Trust	12800 CLAUSEN CT LOS ALTOS HILLS, CA 94022	50,146	0.81%	0.57%
Saraswati Partners, Lp	14240 Berry Hill Court LOS ALTOS HILLS CA 94022	40,117	0.65%	0.45%
Devang Shah Family Trust Dtd 1/3/97	579 Clyde Ave. MOUNTAIN VIEW CA 94043	40,117	0.65%	0.45%
Kumbhani Family Trust Dtd 3/12/99	4921 Eastbourne Ct. SAN JOSE CA 95138	40,117	0.65%	0.45%
Praveen K. Mandal	11031 Eastbrook Ave. LOS ALTOS HILLS CA 94024	40,117	0.65%	0.45%
The Mahajani Family Trust	19389 Kerwin Ranch Ct. SARATOGA CA 95070	20,059	0.32%	0.23%
Parikh Family Trust Dtd 6/10/99	951 Corte Del Sol FREMONT CA 94539	20,059	0.32%	0.23%
Newbury Equity Partners Ii, Lp	100 First Stamford Place STAMFORD CT 06902	10,029	0.16%	0.11%
Virani Family Revocable Trust	720 Stockton St. SAN FRANCISCO CA 94108	20,059	0.32%	0.23%
Piyush And Tejal Patel	2346 Rutherford Lane FREMONT CA 94539	20,059	0.32%	0.23%
The Pereira Family Trust	14765 Live Oak Lane SARATOGA CA 95070	20,059	0.32%	0.23%
Pillalamarri-Ghatak Trust	28037 Arastradero Rd. LOS ALTOS HILLS CA 94022	20,059	0.32%	0.23%
Zeton Partnership	20391 Wolcot Way SARATOGA CA 95070	20,059	0.32%	0.23%
Diamond Belgian Partners	497 Fieldstone Dr. NOVATO CA 94945	16,047	0.26%	0.18%
Fred And Riza Ong	1973 Newcastle Dr. LOS ALTOS CA 94024	16,047	0.26%	0.18%
The Akshay Madhani Irrevocable Trust	19628 Kenosha Court SARATOGA CA 95070	12,035	0.19%	0.14%

Ajaib Bhadare	3852 Skyfarm Drive SANTA ROSA CA 95403	40,117	0.65%	0.45%
Ammar H. Hanafi	13571 Hill Way LOS ALTOS HILLS CA 94022	10,029	0.16%	0.11%
Y. Arthur Lin And Evangeline M. Lee	20175 Orchard Meadow Drive. SARATOGA CA 95070	10,029	0.16%	0.11%
Bhadresh J. Shah	1326 MICHILLINDA AVENUE ARCADIA CA 91006	14,041	0.23%	0.16%
Shah 2000 Children's Irrevocable Trust - FBO Curran Shah	13818 La Paloma Road LOS ALTOS HILLS CA 94022	10,029	0.16%	0.11%
Dhimant N. And Dimple D. Bhayani	12247 Crayside Lane SARATOGA CA 95070	10,029	0.16%	0.11%
Dr Viren Mehta And Amita Roddman	61 Jane St. NEW YORK CITY NY 10014	10,029	0.16%	0.11%
Greg Finley	635 CAMPBELL TECHNOLOGY PKWY. CAMPBELL CA 95008	10,029	0.16%	0.11%
Haresh And Vina Patel	21494 Continental Circle SARATOGA CA 95070	10,029	0.16%	0.11%
Killer Children'S Trust-A	12800 CLAUSEN CT LOS ALTOS HILLS, CA 94022	5,015	0.08%	0.06%
Killer Children'S Trust-B	12800 CLAUSEN CT LOS ALTOS HILLS, CA 94022	5,015	0.08%	0.06%
Lynette M. Mandal	11031 Eastbrook Ave. LOS ALTOS CA 94024	10,029	0.16%	0.11%
Mahmood Panjwani And Shamshad Rashid	85 Southdown Ct. HILLSBOROUGH CA 94010	10,029	0.16%	0.11%
Manoj And Suman Goel	21537 Saratoga Heights Dr. SARATOGA CA 95070	10,029	0.16%	0.11%
Mnf Ventures	12010 ELSIE WAY LOS ALTOS HILLS CA 94022	16,047	0.26%	0.18%
Pankaj And Smita Patel Family Trust Dtd 12/9/99	10915 Miramonte Rd. CUPERTINO CA 95014	20,059	0.32%	0.23%
Parikh Children'S Trust DTD 12/23/95 TRUST A	14260 Berry Hill Ct., Los Altos Hills CA 94022	10,029	0.16%	0.11%

Parikh Children'S Trust DTD 12/23/95 TRUST B	14260 Berry Hill Ct., Los Altos Hills CA 94022	10,029	0.16%	0.11%
Parth Shah Irrevocable Trust	579 Clyde Ave. MOUNTAIN VIEW CA 94043	5,015	0.08%	0.06%
Kanaai Shah Irrevocable Trust	579 Clyde Ave. MOUNTAIN VIEW CA 94043	5,015	0.08%	0.06%
Premchand And Sandhya Jain	45269 Rutherford Terrace FREMONT CA 94539	10,029	0.16%	0.11%
Rajesh N. Shah	242 W. Hunter Lane FREMONT CA 94539	10,029	0.16%	0.11%
Ramesh Radhakrishnan And Ritu Saini	21100 SULLIVAN WAY SARATOGA CA 95070	7,239	0.12%	0.08%
Clyde Ray Wallin And Marcia	15288 PEACH HILL ROAD SARATOGA CA 95070	10,029	0.16%	0.11%
Roger J. Attick	626 Paso Fino Trail CEDAR PARK TX 78613	10,029	0.16%	0.11%
Sonny And Madhu Gulati	2736 Comstock Circle BELMONT CA 94002	10,029	0.16%	0.11%
Asana Investments LLC	9813 NE 15 St. Bellevue, WA 98004	10,029	0.16%	0.11%
Kumar B. And Dipti K. Mehta	19111 Barnhart Ave. CUPERTINO CA 95014	10,029	0.16%	0.11%
Apurva B. Mehta	19111 Barnhart Ave Cupertino CA 95014	10,029	0.16%	0.11%
Bipin A. Shah & Rekha B. Shah	15 NORTHRIDGE LANE LAFAYETTE CA 94549	10,029	0.16%	0.11%
Jasbir And Anjana K. Singh	44227 Hunter Place FREMONT CA 94539	10,029	0.16%	0.11%
Rajesh And Rohini Vashist	10699 MAGDALENA ROAD LOS ALTOS HILLS CA 94024	3,781	0.06%	0.04%
Prashant Parekh	44249 Hunter Place FREMONT CA 94539	12,035	0.19%	0.14%
G. Arjavalingam	20172 Glen Brae Drive SARATOGA CA 95070	10,029	0.16%	0.11%
Goel Family Ventures I LP	98 Ridgeview Dr. ATHERTON CA 94027	80,234	1.30%	0.91%

Pooneet Goel	98 Ridgeview Dr. ATHERTON CA 94027	10,029	0.16%	0.11%
Priyanka Goel	98 Ridgeview Dr. ATHERTON CA 94027	10,029	0.16%	0.11%
Patel Family Trust dtd 2/16/99	628 Paco Drive LOS ALTOS CA 94024	30,088	0.49%	0.34%
Kunal R. Patel Trust dtd 7/8/98	628 Paco Drive LOS ALTOS CA 94024	10,029	0.16%	0.11%
Gcwf Investment Partners II	401 B STREET, SUITE 2000, SAN DIEGO CA 92101	3,009	0.05%	0.03%
Novitas Capital Ii, L.P.	116 RESEARCH DRIVE BETHLEHEM PA 18015	9,026	0.15%	0.10%
Noor Allah Jooma	PO BOX 113267 CARROLLTON TX 75011	10,029	0.16%	0.11%
Farrokh And Virsis Billimoria	10 Woodleaf Ave. REDWOOD CITY CA 94061	30,088	0.49%	0.34%
Khan-Husain Living Trust	20140 MENDELSOHN LANE SARATOGA CA 95070	20,059	0.32%	0.23%
Asheem Chandna	60 Linda Vista Ave. ATHERTON CA 94027	4,012	0.06%	0.05%
Pradeep Aswani	2528 QUME DR. SUITE 2 SAN JOSE CA 95131	4,013	0.06%	0.05%
Popli Trust Of 1999	3183 Danielle Ct. LIVERMORE CA 94550	4,013	0.06%	0.05%
Anthelion Capital II, L.P.	3945 Freedom Circle, # 540 Santa Clara CA 95054	30,087	0.49%	0.34%
Bhavin And Manisha Shah	12 Rudravatika,GotilaAUDA Garden Ln AHMEDABAD GJ 380059	10,029	0.16%	0.11%
Sridhar Manthani	98, 8th cross road, Sadashivnagar, Bangalore, 560080	275,000	4.45%	3.11%
Govind Kizhepat	Govind Kizhepat, 24201 Hillview Rd, Los Altos Hills, CA 94024	275,000	4.45%	3.11%

The Mehta Family Revocable Living trust	Aatman, Near Cosmos Castle School, Makarba, Ahmedabad, India	275,000	4.45%	3.11%
F & W Investment LLC	Fenwick & West LLP Partner, Corporate Group, 801 California Street, Mountain View, CA 94041	275,000	4.45%	3.11%
The Sunil Nanda and Anita Nanda 2012 Dynasty Trust	Mr. Sunil Nanda, 1077, 12th Main HAL 2nd Stage, Indiranagar, Bangalore 560038	275,000	4.45%	3.11%
Total For Series A Preferred Stock Investors		5,500,000	88.93%	62.25%

Former Employees
Seller	Address of Seller	No. of Shares	Pro Rata Share (%)	Ownership in Motif, Inc. (%)
Robert Kaplan	75 Fleur Place Atherton, CA 94027	200,000	3.23%	2.26%
Chris Meneze	1655, Grant Road, Mountain View, CA-91040, US	250,012	4.04%	2.83%
John R. Coker and Martina H. Coker	85-5 Mountain Top Raod, Bernardsville, NJ 07924, US	120,520	1.95%	1.36%
Suzanne Hortan	88 Rogers Drive, Landing, NJ 07850, US	6,667	0.11%	0.08%
Johnson Skariah	C-19, Nidhishri Society, Near Mahavir Nagar Society, PO Sabarmati, Ahmedabad	2,395	0.04%	0.03%
Kameshwaran Iyer	A/5, Shivanand Apartment, Behinde Shiv Tower, Satellite Road, Ramdev Nagar, Ahmedabad	4,513	0.07%	0.05%

Pallav Parikh	202, Jaydeep Tower, Near Shreyas Crossing, Paladi, Ahmedabad	3,090	0.05%	0.03%
Vikas Singh	240/1, Paggi Vas, Near Gram Panchayat, Vastrapur Gam, Ahmedabad, Current: - Ward no. 4, Gol Bazar Municipality, Dist. Siraha, Zone Sagarmatha, Nepal	2,812	0.05%	0.03%
Sohil Parekh	604/B, Sagar Samrat Flats, Old Sharda Mandir Road, Ellis Bridge, Ahmedabad.	4,791	0.08%	0.05%
Sunil Bhagtani	G-7, Ashray Flats, Hansol Road, Sardarnagar, Ahmedabad	4,200	0.07%	0.05%
Jigar Patel	B/8 Minita Apartments, Near Swati Society Bus Stand, Ishwar Bhuwan Road, Navrangpura, Ahmedabad - 380 009	5,400	0.09%	0.06%
Niraj Arora	A-42, Goyal Terrace, Near Judges Bunglows, Bodakdev, Ahmedabad	1,250	0.02%	0.01%
Aashish Pandya	No.8, Chandra Appartments, Paras Nagar, Shola Raod, Naranpura, Ahmedabad	750	0.01%	0.01%
Meghna Dalwadi	18, River Colony, Opp. St. Xaviers Collage, Navrangpura, Ahmedabad - 380 009	560	0.01%	0.01%
Nabo Biswas	66, Ghanshyam Park Society, Haripura Housing Road, Maningar East, Ahmedabad	7,180	0.12%	0.08%
Vishal Patel	7/1, Krishna Flats, Near Maharaja Flats, Opp. Maninagar Police Station, Ahmedabad	5,000	0.08%	0.06%

Deependra Bisht	181, Phase II, Vasanat Vihar, Dehradun, Utarranchal, Current: - #8, Blooming Hill B, Springhill Golf Residence, Kemayoran, Jakarta - 14410, Indonesia	5,300	0.09%	0.06%
Chirag Shah	A/33, Goyal Park Apartment, Opp. Lad Society, Vastrapur, Ahmedabad, Current:- 6 Rushil Bungalows, Near Aarohi Twins Bungalows, Govt. Tube well lane, Bopal - 380 058	5,000	0.08%	0.06%
Rejo Job	B/104, Sagun Caasa Nr. Prernatirth Derasar, Opp. Star Bazar Ahmedabad	5,000	0.08%	0.06%
Samir Parekh	12-A, Abodana Bunglows, Basant Bahar Road, South Bopal, Ahmedabad-380 058	50,000	0.81%	0.57%
Total For Former Employees		684,440	11.07%	7.75%

EXHIBIT B

Determination and Calculation of Working Capital

The Closing Statement will be prepared in accordance with IFRS, and Closing Working Capital shall be calculated as Current Assets minus Current Liabilities; provided that (i) (A) Closing Cash and (B) net operating losses (and any relating tax benefits) arising from or relating to the transactions under or relating to the Agreement and Ancillary Agreements all shall be excluded as Current Assets, and (ii) (A) Transaction Expenses and (B) the Indebtedness arising from the Founders’ Closing Bonus all shall be excluded as Current Liabilities.  However, consistent with the methodology utilized to set the Target Closing Working Capital, the deposits with vendor/landlord included in the Other Non-Current Assets line item shall be included in the Closing Working Capital.

Calculation of Working Capital is presented below as of 31 March 2017 for illustrative purposes solely

Adjusted Working Capital Calculation	As on 31st March 2017 (USD ‘000)
(a) Trade Debtors / Accounts Receivable excluding Old AR as on Closing Date	$ 4,683.5
(b) Operating Loans & Advances as on Closing Date	$ 1,603.6
(c) Trade Creditors / Accounts Payable as on Closing Date	($356.0)
(d) Operating Current Liabilities as on Closing Date	($1,611.5)
(e) Outstanding Tax Balance as on Closing Date	($805.9)
Adjusted Working Capital	$ 3,513.7

Where,

Calculation of (a) – Trade Debtors / Accounts Receivable	As on 31st March 2017
Trade Debtors against services provided or invoices issued	$ 4683.5

Calculation of (b) – Operating Loans and Advances	As on 31st March 2017 (USD ‘000)
Loans or Advance recoverable in cash or in kind from employees or any	$ 472.7
Tax Receivables (GST, Service Tax, Input VAT)	$ 53.6
Prepaid Expenses	$ 119.9
Prepaid Rent	$ 1.2
Prepaid Insurance	$ 6.5
Prepaid Other Expenses	$ 29.8
Advance Bonuses given for the financial years 2016-17 and 2017-18	$ 367.1
FD for custom bonding	$ 7.0
Deposits given to Landlords, Vendors or any third party	$ 253.8
Debtors	$ 12.0
Loan to Employees	$ 0.0
Advance Rental	$ 0.1
Short Term Investment (PEZA Deposit)	$ 171.3
Other Non-Current Assets*	$ 112.1
Discount on HTM	($3.5)
Operating Loans and Advances	$ 1,603.6

*includes deposits with vendor/landlord, which are classified and named as non-current assets for financial statement presentation purpose but are operating assets, and therefore, considered a part of the working capital

B-1

Calculation of (c) – Trade Creditors / Accounts Payable	As on 31st March 2017
Trade Creditors against supplies / services received or invoices booked	($356.0)

Calculation of (d) – Operating Current Liabilities	As on 31st March 2017 (USD ‘000)
Salary Payable to Employees (including Accrued 13th month pay)	($738.4)
Employee related payables and all statutory outstanding payments (ESI, PF, TDS, Medical expense payable, Professional tax, Fringe Benefit tax, Medicare, Pag-ibig, SSS/ECC)	($142.4)
Tax Liabilities (GST, Service Tax)	($15.8)
Provision for Bonuses & Gratuity due and payable within a year	($252.4)
Reimbursement of expenses from clients	($73.5)
Accounts and Expenses Payable	($120.6)
Leave Liability due and payable within a year	($83.0)
Withholding Tax (Expanded, Compensation)	($52.9)
Key Statutory Loans Payable	($5.1)
Leave Encashment due and payable within a year (Accrued SL/VL expenses)	($66.1)
Any Other Payables or Liabilities	($61.2)
Operating Current Liabilities	($1,611.5)

Calculation of (e) – Outstanding Tax Balance	As on 31st March 2017 (USD ‘000)
Advance Income Tax for the previous years and current year	$ 2,796.3
TDS Receivable for the previous years and current year	$ 409.8
Prepaid Federal and State Tax	$ 3.0
Outstanding tax payables for the previous years	($1,496.0)
Provision for tax for the current year	($2,516.8)
Current Tax Liability (US)	($2.2)
Outstanding Tax Balance	($805.9)

B-2

EXHIBIT C

Disclosure Schedules

C-1

EXHIBIT E

Shareholders Agreement

E-1

EXHIBIT F

Form of Stock Power

The undersigned transferor hereby assigns and transfers unto the transferee indicated below the number of shares of capital stock of Motif, Inc., a California corporation (the “Company”), standing in the undersigned’s name on the books of said Company, and does hereby irrevocably constitute and appoint TeleTech Services Corporation (or its designee) attorney to transfer the said stock on the books of the said Company with full power of substitution in the premises:

Transferee	Transferor	Category of Transferor (Series A Investor or Common Stock Holder)	Stock Certificate Number	Number of Shares (Series A Preferred Stock or Common Stock)
TeleTech Services Corporation
Total

Transferor:

By:

Name:

Title:

Dated:

F-1

EXHIBIT G

Form of Letter of Transmittal

G-1

EXHIBIT I-1

Form of Legal Opinion (U.S.)

I-1

EXHIBIT I-2

Form of Legal Opinion (India)

I-2

EXHIBIT J

Form of Resignation

J-1

EXHIBIT K

Tax Filings

1.   The Buyer shall withhold and deposit appropriate taxes with the Indian government treasury (specifically Indian tax authorities) in respect of the following shareholders:

Name of the shareholder	No of shares held and being transferred	Sales consideration
1. Winston Partners II, LLC	275,000
2. Winston Partners L.P.	1,100,000

•    Taxes shall be withheld at the rate of 10.815% (10% tax rate plus 2% or 5% surcharge (as applicable) and 3% education cess) of the capital gains (i.e. sales consideration less cost of acquisition of shares in the Company) as per the tax computation statement obtained by the above mentioned Sellers from one of the Big 4 accounting firms.

•    The taxes so withheld shall be deposited with the Indian government treasury (especially Indian tax authorities) and the Buyer shall be obligated to file a withholding tax return in Form 27Q within the prescribed timeline and provide a withholding tax certificate in Form 16A to the above mentioned Sellers for claiming credit of taxes so withheld.

•    In respect of the above mentioned shareholders, Motif India shall be obliged to file Form No. 49D electronically under digital signature to the Indian tax authority within a period of 90 days from the end of the financial year in which the transfer of shares of the Company takes place.

•    Apart from the above mentioned shareholders, Company covenants that the provisions of section 9(1)(i) of the Income Tax Act, 1961 are not applicable to any other shareholders of the Company. Accordingly, no taxes need to be withheld by the Buyer on payment of sales consideration on transfer of shares of the Company except as to the above shareholders listed on this Exhibit K.

K-1

Schedule 3.1(c):  Consents to be Obtained by Closing

1.   Collection Services Agreement between Motif India Infotech Private Limited and eBay Inc. dated December 1, 2014

2.   Master Services Agreement between Motif India Infotech Private Limited and eBay India Private Limited dated December 22, 2015, as assigned to ES Online Services (India) Private Limited on July 25, 2017

3.   Master Services Agreement between Motif India Infotech Private Limited and AirBNB, Inc. and AirBNB Ireland dated May 16, 2016

4.   Master Services Agreement between Motif India Infotech Private Limited and eBay Inc. dated September 8, 2017

Schedule 3.1(d):  Agreements and Plans to be Terminated by Closing

1.   Voting Agreement dated August 25, 2000, as amended to date.

2.   Investors’ Rights Agreement dated August 25, 2000, as amended to date.

3.   2012 Stock Plan and all stock option grant letters, all option agreements and other agreements relating to the 2012 Stock Plan.

4.   Motif, Inc. 2002 Equity Incentive Plan and all stock option grant letters, all option agreements and other agreements relating to the 2002 Stock Plan.

5.   Series A Preferred Stock Purchase Agreement, dated August 25, 2000, by and among Motif, Inc., the Investors listed on Schedule A thereto, Kaushal Mehta and Parul Mehta.

6.   Co-Sale Agreement dated August 25, 2000, as amended to date.

7.   Letter agreement with The Chatterjee Group dated August 25, 2000 regarding observation rights.

Schedule 5.8

Entity Name	Employee Name (All Employees are in the Philippines)	Loan Outstanding as on 30th Sept 2017 (in USD$)	# of Options Held	Balance Loan Outstanding As of Closing (in USD$)
Motif Philippines	Joelita Bufete and Annie Pineda	$ 180,261	23,000	$ 0
	Magboo, Lirio Mauleon	$ 1,530	3,000	$ 0
	Toreno, Gercie Casuela	$ 1,412	2,000	$ 0
	Morales, Allex Ramos	$ 1,167	1,000	$ 0
	Castro, Edward Sonny Lorenzo	$ 514	2,000	$ 0
	Joy Abis	$ 450	0	$ 450
	Cajote, Romar Domingo	$ 360	1,000	$ 0
	Buenaventura, Jay	$ 150	0	$ 150
	Total	$ 185,844		$ 600